UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Commerce Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

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March 14, 2012
Dear Shareholder:
You are cordially invited to attend the Annual Meeting of the Shareholders of Commerce Bancshares, Inc. The meeting will be held at 9:30 a.m. on April 18, 2012, in the Amphitheater on level two of the Ritz-Carlton, St. Louis, 100 Carondelet Plaza, Clayton, Missouri.
The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items to be considered and acted upon by the shareholders.
If you own shares of record, you will find enclosed a proxy card or cards and an envelope in which to return the card(s). Whether or not you plan to attend this meeting please sign, date and return your enclosed proxy card(s) or vote over the phone or Internet as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You can revoke your proxy anytime before the Annual Meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to change or revoke your proxy on page 3 of this Proxy Statement. Your vote is very important. I look forward to seeing you at the meeting.
Sincerely,
DAVID W. KEMPER
Chairman of the Board, President and
Chief Executive Officer

Notice of Annual Meeting of Shareholders of
Commerce Bancshares, Inc.

Date:	April 18, 2012

Time:	9:30 a.m., Central Daylight Time

Place:	Amphitheater on level two of the Ritz-Carlton, St. Louis, 100 Carondelet Plaza, Clayton, Missouri

Purposes:	1. To elect three directors to the 2015 Class for a term of three years;

2. To ratify the selection of KPMG LLP as the Company's independent registered public accountant for 2012;

3. To approve the material terms of the performance goals under the Commerce Bancshares, Inc.
    2005 Equity Incentive Plan and the Executive Incentive Compensation Plan for purposes of
    Section 162(m) of the Internal Revenue Code;

4. Advisory approval of the Company's executive compensation (“Say on Pay”);

5. To consider and act upon a shareholder proposal requesting necessary steps to cause the annual election of directors, if properly presented at the meeting; and

6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Who Can Vote:
Shareholders at the close of business February 21, 2012 are entitled to vote at the meeting. If your shares are registered in the name of a bank or brokerage firm, telephone or Internet voting will be available to you only if offered by your bank or broker and such procedures are described on the voting form sent to you.

How You Can Vote:
You may vote your proxy by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope. Or, you may vote over the telephone or the Internet as described on the enclosed proxy card.

By Authorization of the Board of Directors,
JAMES L. SWARTS
Secretary
March 14, 2012

Important Notice regarding the availability of proxy materials for the
Shareholder Meeting to be held on April 18, 2012
The Proxy Statement and Annual Report to Shareholders are available at www.edocumentview.com/CBSH

The Proxy Statement and Annual Report to Shareholders are also available on the
Company’s website at www.commercebank.com/ir

Your Vote Is Important. Whether You Own One Share or Many, Your Prompt Cooperation in Voting Your Proxy Is Greatly Appreciated.

(This page intentionally left blank)

PROXY STATEMENT

SOLICITATION	1
VOTING INFORMATION	1
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	4
PROPOSAL ONE — ELECTION OF THE 2015 CLASS OF DIRECTORS	6
Composition of the Board	6
Nominees for Election to the 2015 Class of Directors	6
CORPORATE GOVERNANCE	10
Corporate Governance Guidelines	10
Shareholder Communications	10
Director Independence	10
Board Meetings	11
Board Leadership Structure and Risk Oversight	11
Committees of the Board	11
Shareholder Proposals and Nominations	13
Transactions with Related Persons	14
Section 16(a) Beneficial Ownership Reporting Compliance	15
Director Compensation	15
COMPENSATION DISCUSSION AND ANALYSIS	16
Introduction	16
Our Compensation Philosophy	16
Compensation and Human Resources Committee Processes	16
Elements of Compensation	19
Severance Agreements	22
Stock Ownership Guidelines	22
Impact of Accounting and Tax Treatment	22
Recoupment Policy	23
Compensation Risk Assessment	23
COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT	23
EXECUTIVE COMPENSATION	24
Summary Compensation Table	24
Grants of Plan-Based Awards in 2011	25
Outstanding Equity Awards at Fiscal Year-End	26
Option Exercises and Stock Vested in 2011	27
Pension Benefits in 2011	28
Pension Benefits Narrative	28
Nonqualified Deferred Compensation in 2011	29
Nonqualified Deferred Compensation Narrative	30
Employment Agreements and Elements of Post-Termination Compensation	30
Potential Payments upon Termination or Change in Control	32
Equity Compensation Plan Information	34
Compensation and Human Resources Committee Interlocks and Insider Participation	34
AUDIT COMMITTEE REPORT	34
Pre-approval of Services by the External Auditor	35
Fees Paid to KPMG LLP	36
PROPOSAL TWO — RATIFICATION OF THE SELECTION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2012	36
PROPOSAL THREE — APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE COMMERCE BANCSHARES, INC. 2005 EQUITY INCENTIVE PLAN AND THE COMMERCE BANCSHARES, INC. EXECUTIVE INCENTIVE COMPENSATION PLAN FOR PURPOSES OF SECTION 162(M) OF THE INTERNAL REVENUE CODE	36
PROPOSAL FOUR — SAY ON PAY — ADVISORY APPROVAL OF EXECUTIVE COMPENSATION	39

PROPOSAL FIVE — SHAREHOLDER PROPOSAL REQUESTING NECESSARY STEPS TO CAUSE THE ANNUAL ELECTION OF ALL DIRECTORS	39
OTHER MATTERS	41
ELECTRONIC ACCESS TO PROXY STATEMENT AND ANNUAL REPORT	41
APPENDIX A -- COMMERCE BANCSHARES, INC. 2005 EQUITY INCENTIVE PLAN	A-1
APPENDIX B -- COMMERCE BANCSHARES, INC. EXECUTIVE INCENTIVE COMPENSATION PLAN	B-1

PROXY STATEMENT
COMMERCE BANCSHARES, INC.
1000 Walnut Street
Kansas City, Missouri 64141
Annual Meeting April 18, 2012
SOLICITATION
This Proxy Statement, the accompanying proxy card and the 2011 Annual Report to Shareholders of Commerce Bancshares, Inc. (the “Company” or “Commerce”), are first being sent to security holders on or about March 14, 2012. The Board of Directors of the Company (the “Board”) is soliciting your proxy to vote your shares at the Annual Meeting of Shareholders (the “Meeting”) on April 18, 2012. The Board is soliciting your proxy to give all shareholders of record the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.
What is a Proxy?
A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving David W. Kemper and Jonathan M. Kemper, who were appointed by the Board, the authority to vote your shares in the manner you indicate on your proxy card.
Why did I receive more than one proxy card?
You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker, banker, trustee or nominee (i.e., in “street name”), you will receive your proxy card or other voting information from your brokerage firm or bank, and you will return your proxy card or cards to your broker, banker, trustee or nominee. You should vote on and sign each proxy card you receive.
VOTING INFORMATION
Who is qualified to vote?
You are qualified to receive notice of and to vote at the Meeting if you owned shares of Common Stock of the Company at the close of business on our record date of Tuesday, February 21, 2012.
How many shares of Common Stock may vote at the Meeting?
As of February 21, 2012, there were 89,038,709 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented.
What is the difference between a “shareholder of record” and a “street name” holder?
These terms describe how your shares are held. If your shares are registered directly in your name with Computershare, the Company’s transfer agent, you are a “shareholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.
How do I vote my shares?
If you are a “shareholder of record,” you have several choices. You can vote your proxy:

•	by mailing the enclosed proxy card,

•	over the telephone, or

•	via the Internet.
Please refer to the specific instructions set forth on the enclosed proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a Shareholder.

If you hold your shares in “street name,” your broker, bank, trustee, or nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the Meeting?
If you are a “shareholder of record,” you may vote your shares in person at the Meeting. If you hold your shares in “street name,” you must return the original proxy received from your broker, banker, trustee or nominee and obtain a new proxy from your broker, banker, trustee or nominee, specifically giving you the right to vote the shares at the Meeting.
What are the Board’s recommendations on how I should vote my shares?
The Board recommends that you vote your shares as follows:

Proposal One	FOR the election of all three nominees for the 2015 Class of Directors with terms expiring at the 2015 Annual Meeting of Shareholders.

Proposal Two	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2012.

Proposal Three
FOR approval of the material terms of the performance goals under the Commerce Bancshares, Inc. 2005 Equity Incentive Plan and the Commerce Bancshares, Inc. Executive Incentive Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code.

Proposal Four (Say on Pay)	FOR the approval of the Company's executive compensation.

Proposal Five	AGAINST the shareholder's proposal requesting necessary steps to cause the annual election of all directors.
What are my choices when voting?

Proposal One	You may cast your vote in favor of electing the nominees as Directors or withhold your vote on one or more nominees.

Proposal Two	You may cast your vote in favor of, or against, the proposal, or you may elect to abstain from voting your shares.

Proposal Three	You may cast your vote in favor of, or against, the proposal, or you may elect to abstain from voting your shares.

Proposal Four	You may cast your vote in favor of, or against, the proposal, or you may elect to abstain from voting your shares.

Proposal Five	You may cast your vote in favor of, or against, the proposal, or you may elect to abstain from voting your shares.
How would my shares be voted if I do not specify how they should be voted?
If you sign and return your proxy card without indicating how you want your shares to be voted, the proxies will vote your shares as follows:

Proposal One	FOR the election of all three nominees for the 2015 Class of Directors with terms expiring at the 2015 Annual Meeting of Shareholders.

Proposal Two	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2012.

Proposal Three
FOR approval of the material terms of the performance goals under the Commerce Bancshares, Inc. 2005 Equity Incentive Plan and the Commerce Bancshares, Inc. Executive Incentive Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code.

Proposal Four	FOR the approval of the Company's executive compensation.

Proposal Five	AGAINST the shareholder's proposal requesting necessary steps to cause the annual election of all directors.

How are votes withheld, abstentions and broker non-votes treated?
If your shares are held in street name, unless you provide voting instructions to your broker, bank, trustee, or other nominee , your shares will not be voted on Proposals One, Three, Four, or Five, and those unvoted shares are referred to as broker non-votes. In the election of directors, abstentions and broker non-votes will be considered solely for quorum purposes and are not counted for the election of directors. On Proposal Two (ratification of the appointment of KPMG LLP), your broker, bank, trustee, or other nominee may exercise its discretion and vote on Proposal Two. On all other matters presented for shareholder vote, abstentions will be treated as votes against such matters and broker non-votes will be treated as not entitled to vote and have no effect on the outcome.
Can I change my vote after I have mailed in my proxy card?
You may revoke your proxy by doing one of the following:

•	by sending a written notice of revocation to the Secretary of the Company that is received prior to the Meeting, stating that you revoke your proxy;

•
by delivery of a later-dated proxy (including a telephone or Internet vote) and submitting it so that it is received prior to the Meeting in accordance with the instructions included on the proxy card(s); or

•
by attending the Annual Meeting and voting your shares in person. If your shares are held in street name and you want to vote your shares at the Annual Meeting, you must obtain a legal proxy in your name from the broker, bank, trustee, or other nominee that holds your shares as of the record date, which is February 21, 2012.

What vote is required to approve each proposal?
Proposal One requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote thereon at the Meeting.
Proposal Two requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote thereon at the Meeting.
Proposal Three requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote thereon at the Meeting.
Proposal Four requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote thereon at the Meeting. The vote on Proposal Four is a non-binding advisory vote.
Proposal Five requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote thereon at the Meeting.
Who will count the votes?
Representatives from Computershare Trust Company, N.A., our transfer agent, will count the votes and provide the results to the Inspectors of Election who will then tabulate the votes at the meeting.
Who pays the cost of this proxy solicitation?
The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone, facsimile transmission or via email by regular employees of the Company. Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, has been retained by the Company, at an estimated cost of $8,000 plus reasonable out-of-pocket expenses, to aid in the solicitation of proxies. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to their principals and the Company will reimburse them for the expense of doing so. This Proxy Statement and proxy will be first sent to security holders on or about March 14, 2012.
Is this Proxy Statement the only way that proxies are being solicited?
No. As stated above, the Company has retained Morrow & Co., LLC to aid in the solicitation of proxy materials. In addition to mailing these proxy materials, certain directors, officers or employees of the Company may solicit proxies by telephone, facsimile transmission, e-mail or personal contact. They will not be compensated for doing so.
If you have any further questions about voting your shares or attending the Meeting, please call the Company’s Secretary, James L. Swarts, at 816-234-2685.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security ownership of certain beneficial owners:
This table includes each person known to be the beneficial owner of 5% or more of the Company’s outstanding Common Stock as of December 31, 2011. Under applicable Securities and Exchange Commission Rules, beneficial ownership of shares includes shares as to which a person has or shares voting power and/or investment power.

Name and Address of Beneficial Owner	Number of shares		Percent of Class
Commerce Bank	9,460,211	(1)(2)	10.6
1000 Walnut Street Kansas City, Missouri 64106
State Street Corporation	5,920,106	(3)	6.7
One Lincoln Street Boston, MA 02111
BlackRock, Inc.	4,612,044	(4)	5.2
40 East 52nd Street New York, New York 10022
_______________________________________

(1)
These shares represent the beneficial ownership of the Company’s common stock held in various trust capacities. Of those shares Commerce Bank had (i) sole voting power over 4,893,647 shares; (ii) shared voting power over 4,258,280 shares; (iii) sole investment power over 3,699,943 shares; and (iv) shared investment power over 1,412,845 shares. The Company has been advised by Commerce Bank that those shares for which it has sole voting authority will be voted at the Meeting FOR Proposals One, Two, Three and Four, and AGAINST Proposal Five.

(2)
Those shares for which Commerce Bank has shared voting power include 3,462,196 shares held as Trustee for the Commerce Bancshares, Inc. Participating Investment Plan (the “Plan”), a 401(k) plan established for the benefit of the Company’s employees. Pursuant to the Plan participants are entitled to direct the Trustee with regard to the voting of each participant’s shares held in the Plan. As to any shares for which no timely directions are received, the Trustee will vote such shares in accordance with the direction of the Company.

(3)
This information is based solely on a Schedule 13G filed with the SEC on February 9, 2012. Based upon the information contained in the filing, State Street Corporation has shared voting and dispositive power with respect to, and beneficially owns, 5,920,106 shares of the Company’s common stock.

(4)
This information is based solely on a Schedule 13G filed with the SEC on February 9, 2012. Based upon the information contained in the filing, BlackRock, Inc. has sole voting power and dispositive power with respect to, and beneficially owns, 4,612,044 shares of the Company’s common stock.

Security ownership of management:
The following information pertains to the common stock of the Company beneficially owned, directly or indirectly, by all directors and nominees for director, the executive officers named in the Summary Compensation Table, and by all directors, nominees and executive officers of the Company as a group as of December 31, 2011.

Name of Beneficial Owner	Number of shares		Percent of Class
Kevin G. Barth	142,738	(2)	*
John R. Capps	12,750		*
Earl H. Devanny, III	1,963		*
W. Thomas Grant, II	13,737		*
James B. Hebenstreit	53,073		*
	116,698	(6)

Name of Beneficial Owner	Number of shares		Percent of Class
David W. Kemper	1,184,702	(2)	3.1
	108,705	(1)
	201,962	(3)
	1,080,255	(4)
	170,349	(5)
Jonathan M. Kemper	1,437,755	(2)(4)	2.3
	417,882	(1)
	201,962	(3)
Charles G. Kim	100,323	(2)	*
Seth M. Leadbeater	130,579	(2)	*
Terry O. Meek	47,242		*
Benjamin F. Rassieur, III	15,532		*
Todd R. Schnuck	1,542		*
Dan C. Simons	3,442		*
Andrew C. Taylor	29,873		*
Kimberly G. Walker	4,079		*
All directors, nominees and executive officers as a group (including those listed above)	4,550,855	(2)	5.1
_______________________________________

(1)	Shared voting power and investment power.

(2)
Includes shares which could be acquired within 60 days by exercise of options or stock appreciation rights (SARs). Shares acquired by exercise of SARs were computed on a net basis, assuming the rights were exercised at a price equal to the fair market value of the common stock at December 31, 2011. Shares which could be acquired within 60 days by exercise of options or SARs are as follows: Messrs. Barth — 65,423; D. Kemper — 2,243; J. Kemper — 217,639; Kim — 43,709; Leadbeater — 52,389; and all directors, nominees and executive officers as a group (including those listed above) — 533,271.

(3)	Owned by a corporation for which Messrs. David W. Kemper and Jonathan M. Kemper serve as directors. Messrs. David W. Kemper and Jonathan M. Kemper disclaim beneficial ownership of such shares.

(4)	Includes 1,080,255 shares of which Mr. Jonathan M. Kemper is the beneficial owner, but shares voting power with Mr. David W. Kemper.

(5)	Shared voting power.

(6)	Owned by a corporation for which Mr. Hebenstreit serves as President. Mr. Hebenstreit disclaims beneficial ownership of these shares.

*	Less than 1%

PROPOSAL ONE

ELECTION OF THE 2015 CLASS OF DIRECTORS
Composition of the Board
The full Board currently consists of twelve Directors; however, due to Director Simons' decision not to stand for re-election in 2012, the Board amended the Bylaws effective April 18, 2012 to reduce the number of Directors from twelve to eleven in order to give the Committee on Governance/Directors adequate time to determine a suitable replacement. Proxies cannot be voted for a greater number of persons than the nominees named. The Board is divided into three classes consisting of up to four Directors per class. The Directors in each class serve a three-year term. The term of each class expires at successive annual meetings so that the shareholders elect one class of Directors at each annual meeting.
The election of three Directors to the 2015 Class will take place at the Meeting. At its meeting on January 24, 2012, the Board approved the recommendation of the Committee on Governance/Directors that three 2015 Class Directors be elected for a three-year term.
If elected, the three 2015 Class Director nominees will serve on the Board until the Annual Meeting in 2015, or until their successors are duly elected and qualified in accordance with the Company’s Bylaws. If any of the three nominees should become unable to accept election, the persons named on the proxy card as proxies may vote for such other person(s) recommended by the Company’s Board of Directors. Management has no reason to believe that any of the three nominees for election named below will be unable to serve.

The Board of Directors Recommends that Shareholders Vote FOR All Three Nominees Listed Below

Nominees For Election of the 2015 Class of Directors:

Jonathan M. Kemper
Age:	58
Director Since:	February 1997
Committees:	Executive Committee
Principal Occupation:	Vice Chairman of the Company and Vice Chairman of Commerce Bank (subsidiary of the Company) since 1997. Jonathan M. Kemper is the brother of David W. Kemper
Other Directorships:	Commerce Bank; Tower Properties Company (Non-Executive Chairman since April 2005); and General Life Reassurance Company (served from 2003 to 2006)
Discussion:
Mr. Kemper has executive responsibilities for the commercial and retail banking groups in the Kansas City region and responsibility for information technology. After graduating from Harvard College, Mr. Kemper remained to receive an M.B.A. from Harvard University’s Graduate School of Business. Prior to working for the Company, Mr. Kemper held various positions in the financial industry in New York and Chicago, including positions with Citicorp, the Federal Reserve Bank of New York, and M.A. Schapiro and Company. Mr. Kemper is involved in several community and business organizations in addition to his responsibilities at the Company.

Terry O. Meek
Age:	68
Director Since:	April 1989
Committees:	Compensation and Human Resources Committee
Principal Occupation:	President of Meek Lumber Yard, Inc. (since March 1975)
Other Directorships:	None
Discussion:
Mr. Meek is a University of Notre Dame graduate with a degree in finance. As a resident of Springfield, Missouri, Mr. Meek brings a perspective from one of the Company’s mid-sized markets. Mr. Meek’s business experience includes responsibility for thirty retail lumber yards in Missouri and northwestern Arkansas, and includes operating lumber yards in northern California and Nevada. Mr. Meek’s business experience also offers a unique perspective of the housing industry.

Kimberly G. Walker
Age:	53
Director Since:	February 2007
Committees:	Audit Committee
Principal Occupation:	Chief Investment Officer, Washington University in St. Louis (since November 2006)
Other Directorships:	None
Discussion:
Ms. Walker served as vice president of Qwest Communications International and President of Qwest Asset Management Co. ( formerly US West prior to its 2000 merger) from1998 to 2006. Ms. Walker holds an M.B.A. in finance, with distinction, from the University of Michigan, an M.A. in economics from Washington University in St. Louis, and a B.A. in economics and public administration from Miami University of Ohio, where she graduated magna cum laude. Ms. Walker also holds the Chartered Financial Analyst designation. She has extensive experience in institutional asset management, and has knowledge of internal controls and audit committee functions.

The following information is provided with respect to the directors who are continuing in office for the respective periods and until their successors are elected and qualified.

2014 Class of Directors

John R. Capps
Age:	61
Director Since:	January 2000
Committees:	Audit Committee
Principal Occupation:	Vice President of BCJ Motors, Inc. (since 2011)
Other Directorships:	None
Discussion:
Mr. Capps, a graduate of Stanford University, created a group of automobile dealership franchises in St. Louis County, Missouri that was acquired by Asbury Automotive Group in 1997. Mr. Capps stayed active in the acquiring company through its initial public offering. In 2011, Mr. Capps left Asbury Automotive Group to operate a new automotive dealership under BCJ Motors, Inc. Mr. Capps gives the Board a direct insight into a major line of business for the Company. He is active in the community and currently serves as a board member of St. Louis Priory School, St. Louis Muny Opera, Forest Park Forever, Webster University, St. Louis Children’s Hospital Foundation, the St. Louis Zoo, and Backstopper’s.

W. Thomas Grant, II
Age:	61
Director Since:	June 1983
Committees:	Compensation and Human Resources Committee; and Committee on Governance/Directors
Principal Occupation:	President of SelectQuote Senior Insurance Services (since January 2011)
Other Directorships:	LabOne, Inc. (ended November 2005) and SelectQuote (since November 2009)
Discussion:
Mr. Grant served as the Chief Executive Officer of LabOne, Inc. from 1995 through the sale of the company to Quest Diagnostics in 2005. During his tenure the company grew from a market capitalization of less than $80 million to $934 million at the time of sale. Prior to LabOne, Mr. Grant was the Chairman, President and Chief Executive Officer at Seafield Capital Corporation, a healthcare holding company, from 1990 to1995. From 1986 to 1990, he served as Chief Executive Officer of Business Men’s Assurance Company, an insurance company. Mr. Grant received a Bachelor’s degree in History from the University of Kansas and a Master’s degree in Business Administration from the Wharton School of Finance, University of Pennsylvania, and brings to the Board an insight into the insurance and healthcare industries.

James B. Hebenstreit
Age:	65
Director Since:	October 1987
Committees:	Audit Committee; Committee on Governance/Directors (Chairman); and Executive Committee
Principal Occupation:	President of Bartlett and Company (since January 1992)
Other Directorships:	None
Discussion:
Mr. Hebenstreit graduated from Harvard College and has an M.B.A. from Harvard University. Mr. Hebenstreit has a wealth of experience in the financial industry, having served as chief financial officer of the Company and as president of the Company’s venture capital firm in the 1980’s. As president of Bartlett and Company, Mr. Hebenstreit provides insight to the agricultural industry that has long been a major focus of business for the Company.

David W. Kemper
Age:	61
Director Since:	February 1982
Committees:	Executive Committee (Chairman)
Principal Occupation:
Chairman of the Board, President and Chief Executive Officer of the Company; and Chairman of the Board, President and Chief Executive Officer of Commerce Bank — David W. Kemper is the brother of Jonathan M. Kemper

Other Directorships:	Commerce Bank; Ralcorp Holdings, Inc. and Tower Properties Company; Advisory Director of Enterprise Holdings, Inc. (formerly known as Enterprise Rent-A-Car) and Bunge North America
Discussion:
Mr. Kemper has been the CEO of the Company since 1991. He graduated cum laude from Harvard College, earned a masters degree in English literature from Oxford University, and an M.B.A. from the Stanford Graduate School of Business. He is the Past President of the Federal Advisory Council of the Federal Reserve and a director of The Financial Services Roundtable. Mr. Kemper is active in the St. Louis community, serving as a board member of Washington University, the Missouri Botanical Garden, the St. Louis Art Museum, the Donald Danforth Plant Science Center, and a member of Civic Progress in St. Louis. Mr. Kemper brings to the Board a thorough understanding of the financial industry and an appreciation of the values upon which the Company was founded.

2013 Class of Directors

Benjamin F. Rassieur, III
Age:	57
Director Since:	August 1997
Committees:	Audit Committee (Chairman); Committee on Governance/Directors; and Executive Committee
Principal Occupation:	President of Paulo Products Company (since August 1987)
Other Directorships:	None
Discussion:
Mr. Rassieur is president of a successful, private company that performs heat treating and metal finishing at five plants in three states. His business provides a leading indicator of general economic conditions. Mr. Rassieur graduated cum laude from Amherst College with a degree in economics. He has been a director of Commerce Bank and has been a long time member of the Company’s Audit Committee, and is the current Chairman of the Audit Committee. His community involvement includes being a founding member of the Corporate Committee of the Juvenile Diabetes Foundation.

Andrew C. Taylor
Age:	64
Director Since:	February 1990
Committees:	Compensation and Human Resources Committee (Chairman); Committee on Governance/Directors; and Executive Committee
Principal Occupation:	Chairman (since 2001) and Chief Executive Officer (since 1990) of Enterprise Holdings, Inc. (formerly known as Enterprise Rent-A-Car)
Other Directorships:	Anheuser-Busch Companies (directorship ended November 2008)
Discussion:
Mr. Taylor has led Enterprise Holdings and its operating subsidiaries (collectively “Enterprise”), to the position of the largest rental car provider in America. He has public company board experience and is actively engaged in community service and philanthropic activities in the St. Louis area. His company is ranked high in customer satisfaction and as a place to work and start a career. Mr. Taylor is also the Chairman and CEO of Enterprise Fleet Management, Inc., which leases almost 200,000 vehicles to small and medium sized business. Managing credit risk is an important component of this business. Mr. Taylor is a graduate of the University of Denver with a degree in business administration.

Earl H. Devanny, III
Age:	59
Director Since:	April 2010
Committees:	Committee on Governance/Directors
Principal Occupation:	Chairman, CEO, and President of TriZetto Group, (since 2010)
Other Directorships:	None
Discussion:
Mr. Devanny is a former advisory director of Commerce Bank and has extensive experience in regulated industries. Mr. Devanny holds a Bachelor of Arts degree in English from the University of the South (Sewanee). In July of 2010, Mr. Devanny became the CEO of The TriZetto Group. The TriZetto Group provides core administration solutions, care and network management solutions in the healthcare field. In Mr. Devanny’s current position with TriZetto, he is responsible for the overall operations and corporate functions of the company. From August 1999 to July 2010, Mr. Devanny held a similar position with Cerner Corporation, a leader in healthcare technology. This experience brings a professional insight into the healthcare industry, one of the Company’s most important target industries for financial services.

Todd R. Schnuck
Age:	53
Director Since:	April 2010
Committees:	Audit Committee
Principal Occupation:	President (since 2006) and Chief Operating Officer (since 2009) of Schnuck Markets, Inc. (prior to 2006 served as Chief Financial Officer)
Other Directorships:	None
Discussion:
As President and Chief Operating Officer of Schnuck Markets, Inc., Mr. Schnuck brings to the Board a perspective from a consumer driven industry that faces many of the same issues faced by the Company, such as selection of retail locations, geographic expansion, and customer loyalty. With stores in Missouri and Illinois, Schnuck Markets, Inc. operates in much of the same footprint as the Company. A graduate of the University of Virginia with an M.B.A. from Cornell, Mr. Schnuck had several years’ experience in the investment banking profession before joining the family-owned business and serving as its Chief Financial Officer prior to his current position. Mr. Schnuck has previously served as an advisory director of Commerce Bank.

“Other Directorships,” both for nominees and those continuing in office, includes directorships at any public company or registered investment company during the previous five years.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Board has adopted guidelines on significant corporate governance matters that, together with the Company’s Code of Ethics and other policies, create the corporate governance standards for the Company. You may view the Corporate Governance Guidelines on the Company’s website at www.commercebank.com/governance. At the same location on the website, you will find the Code of Ethics, the Code of Ethics for Senior Financial Officers, the Related Party Transaction Policy, the Corporate Social Responsibility Report, and the charters of the Audit Committee, Committee on Governance/Directors and the Compensation and Human Resources Committee.
Each Director and all executive officers are required to complete annually a Director and Executive Officer Questionnaire (“Questionnaire”). The information contained in the responses to the Questionnaire is used, in part, to determine director independence and identify material transactions with the Company in which a Director or executive officer may have a direct or indirect material interest.
Shareholder Communications
The Board has not adopted a formal policy for shareholder communications. However, the Company has a longstanding practice that shareholders may communicate with the Board or any individual director through the Secretary of the Company. The Secretary will forward all such communications to the Board or any individual director. The Secretary will not forward any communications that: (i) constitute commercial advertising of products; (ii) contain offensive language or material; (iii) are not legible or coherent; or (iv) are in the nature of customer complaints that can be handled by Company management.
Director Independence
In accordance with the rules of the NASDAQ Stock Market LLC (“NASDAQ”), the Board, on the recommendation of the Committee on Governance/Directors, determines the independence of each Director and nominee for election as a Director. The Committee on Governance/Directors applies the definition of “independent director” adopted by NASDAQ to information derived from responses to the Questionnaire and from research of the Company’s records provided by the General Counsel, Controller and Auditor of the Company. The Board, on the basis of the recommendation of the Committee on Governance/Directors, determined that the following non-employee Directors of the Company and Director nominees are independent:

(1) John R. Capps	(6) Benjamin F. Rassieur, III
(2) Earl H. Devanny, III	(7) Todd R. Schnuck
(3) W. Thomas Grant, II	(8) Dan C. Simons (resigning as of April 18, 2012)
(4) James B. Hebenstreit	(9) Andrew C. Taylor
(5) Terry O. Meek	(10) Kimberly G. Walker
Based on the NASDAQ definition of “independent director,” the Board determined that David W. Kemper and Jonathan M. Kemper as employed executive officers of the Company are not independent.

Board Meetings
The Board held four regularly scheduled meetings and no special meetings in 2011. In conjunction with scheduled meetings, the Board regularly meets in Executive Session without the presence of any non-independent employee directors. All Directors attended at least 75% of the Board and Committee meetings on which they served in 2011. It is the policy of the Company that Directors attend the Annual Meeting of shareholders. All the Directors except Terry O. Meek, who was attending his daughter's wedding, attended the 2011 Annual Meeting of Shareholders on April 20, 2011.
Board Leadership Structure and Risk Oversight
David W. Kemper serves as both principal executive officer and chairman of the Board. Combining the chief executive position with the chairmanship of the board was established in the Company’s original governing documents. Under the Company’s Bylaws, the Chairman of the Board is the chief executive officer of the Company by definition. The incorporators of the Company believed in establishing direct accountability to the shareholders for the chief executive who is responsible for the day to day decisions that affect the Company’s value. A combined Chairman and CEO avoids potential conflicts between incumbents, establishes accountability, and has the added advantage of eliminating additional compensation expense that would result from separating these two functions. Since its incorporation, the financial strength and esteemed reputation the Company has achieved are a testament to, and a direct result of, the leadership of the two people who have held these combined positions, James M. Kemper, Jr. and current Chairman, David W. Kemper.
Because the roles of Chairman and chief executive are combined, the Chairman of the Committee on Governance/Directors serves as the Lead Director of the Board. The purpose and effect of this designation is to establish leadership in the board room during the executive sessions of the non-employee Board members. Non-independent directors and other officers of the Company are excused for a portion of every board meeting for the executive sessions of the independent directors.
The Company and Commerce Bank are subject to examination by the Federal Reserve and the Missouri Division of Finance (MDOF). Examinations are directed to compliance with various laws and regulations, and an assessment of how the Company, Commerce Bank and their subsidiaries manage credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputational risk. To manage these risks the Company management utilizes various risk committees including: Asset Liability Committee, Enterprise Risk Management Committee, Trust Risk Committee, Compliance Committee, Credit Policy Committee and Non-credit Risk Committee. As indicated below, the Audit Committee monitors the Company’s risk management process.
The Board and Audit Committee regularly review the Reports of Examination from the Federal Reserve and MDOF. The Audit Committee periodically meets with officers and examiners of the Federal Reserve and MDOF. Regular presentations are made to the Board and the Audit Committee by the Chief Financial Officer, the Chief Credit Officer and Chief Risk Officer of the Company and include matters noted in the Reports of Examination.
Committees of the Board
The Board has four committees, three of which (the Audit Committee, the Compensation and Human Resources Committee, and the Committee on Governance/Directors) are standing committees that meet at least once per year. The Audit Committee, the Compensation and Human Resources Committee, and the Committee on Governance/Directors are comprised solely of non-employee independent directors in accordance with NASDAQ listing standards. The charter for each committee is available online as noted above under the heading "Corporate Governance Guidelines." The charters are also available in print to any shareholder who makes a request of the Secretary of the Company. Pursuant to the Company’s Bylaws, the Board has established an Executive Committee to meet as necessary. The Executive Committee does not have a charter and consists of both non-employee independent directors and employee directors.
The Executive Committee is comprised of the Chairman and Vice Chairman of the Board and the Chairmen of the Audit Committee, the Compensation and Human Resources Committee, and the Committee on Governance/Directors. The table below shows the current membership of the standing committees of the Board:

Audit	Compensation and Human Resources	Governance/Directors
John R. Capps	W. Thomas Grant, II	Earl H. Devanny, III
James B. Hebenstreit	Terry O. Meek	W. Thomas Grant, II
Benjamin F. Rassieur, III*	Andrew C. Taylor*	James B. Hebenstreit*
Todd R. Schnuck		Benjamin F. Rassieur, III
Kimberly G. Walker		Dan C. Simons (resigning as of April 18, 2012)
_______________________________________

*	Committee Chairman
Audit Committee
The Company has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. In 2011, the Audit Committee had five members and met four times. The Audit Committee is comprised solely of independent, non-employee directors, and is chaired by Mr. Rassieur. The Board has determined that Mr. Hebenstreit is an “Audit Committee Financial Expert” as required by the Securities and Exchange Commission. As a regulated financial company, risk evaluation is inherent in overseeing the Company’s financial statements, and the Company’s compliance with legal and regulatory requirements. For that reason, the Audit Committee is the primary vehicle for risk oversight by the Board and reviews reports from legal, audit, compliance, loan review, corporate finance and the Enterprise Risk Management Committee at each of its meetings. The charter of the Audit Committee may be found on the Company’s website at www.commercebank.com/governance.
The Audit Committee’s responsibilities, discussed in detail in the charter, include:

•	Monitoring the accounting and financial reporting processes of the Company and the audits of its financial statements;

•	Monitoring the performance of the Company’s internal audit function and independent registered public accountants;

•	Monitoring the performance of the Company’s loan review function;

•	Monitoring the performance of the Company’s risk management process;

•	Providing oversight of the Company’s compliance with legal and regulatory requirements;

•	Appointing and replacing the Company’s independent registered public accountant, including approving compensation, overseeing work performed and resolving any disagreements with management; and

•	Pre-approving all auditing and permitted non-auditing services.
Additional information on the activities of the Audit Committee is provided in the Audit Committee Report on page 34.

Compensation and Human Resources Committee
The Compensation and Human Resources Committee met once in 2011. The Compensation and Human Resources Committee is comprised solely of independent, non-employee directors. The charter of the Compensation and Human Resources Committee may be found on the Company’s website at www.commercebank.com/governance.
The Compensation and Human Resources Committee’s responsibilities, discussed in detail in the charter, include the following:

•	Establishing the Company’s general compensation philosophy and overseeing the development and implementation of executive and senior management compensation programs;

•	Reviewing and approving corporate goals and objectives relevant to the compensation of executives and senior management;

•	Reviewing the performance of executives and senior management;

•	Determining the appropriate compensation levels for executives and senior management; and

•	Making recommendations to the Board with respect to the Company’s incentive plans and equity-based plans.
The Compensation and Human Resources Committee’s processes for considering and determining executive compensation are described under the heading “Compensation and Human Resources Committee Processes” in the section entitled Compensation Discussion and Analysis.

Committee on Governance/Directors
The Committee on Governance/Directors met once in 2011. The Committee on Governance/Directors is comprised solely of independent, non-employee directors. The charter of the Committee on Governance/Directors may be found on the Company’s website at www.commercebank.com/governance.
The Committee on Governance/Directors’ responsibilities, discussed in detail in the charter, include the following:

•	Evaluating proposed candidates for directorship in the Company;

•	Evaluating Board performance;

•	Establishing the agenda for the annual meeting of shareholders;

•	Evaluating the quality of the information and analysis presented to the Board and standing committees;

•	Assessing the independence of directors; and

•	Evaluating the performance of the Company relative to corporate governance matters.
The Chairman of the Committee on Governance/Directors serves as the Lead Director of the Board and chairs the Board’s Executive Sessions.
With respect to its recommendations of prospective candidates to the Board, the Committee on Governance/Directors may establish the criteria for director service and will consider, among other things, the independence of the candidates under NASDAQ standards and such experience and moral character as to create value to the Board, the Company and its shareholders. With respect to incumbent candidates, the Committee on Governance/Directors also considers meeting attendance, meeting participation and ownership of Company stock. The criteria and selection process are not standardized and may vary from time to time. Relevant experience in business, government, the financial industry, education and other areas are prime measures for any nominee. Board diversity is a consideration, but is not the subject of a specific Board policy. The Board has approved the Corporate Social Responsibility Report, referenced above under “Corporate Governance Guidelines,” and adheres to the diversity guidelines contained in such report. The Committee on Governance/Directors will consider individuals for Board membership that are proposed by shareholders in accordance with the provisions of the Company’s Bylaws. A description of those provisions can be found under “Shareholder Proposals and Nominations” below. The Committee on Governance/Directors will consider individuals proposed by shareholders under the same criteria as all other individuals.
By the end of February of each year, the Committee on Governance/Directors meets and makes its recommendations to the Board of its proposed slate of Directors for the class of directors to be elected at the next annual meeting; the date, time and place of the annual meeting; and the matters to be placed on the agenda for the annual meeting. At its meeting on January 24, 2012, the Committee on Governance/Directors determined its nominees for the Class of 2015. All of the nominees for the Class of 2015 are current directors standing for re-election.

Shareholder Proposals and Nominations
If a shareholder intends to present a proposal for consideration at the Company’s annual meeting to be held on April 17, 2013 and have the proposal included in the Company's proxy statement, the proposal must be in proper form pursuant to SEC Rule 14a-8 and must be received by the Secretary of the Company at its principal offices no later than November 14, 2012.
Shareholder nominations for directors and shareholder proposals that are not presented pursuant to SEC Rule 14a-8 must comply with the Company’s Bylaws. In order to be considered, shareholders must provide timely notice to the Secretary. To be timely, the notices for the April 17, 2013 annual meeting must be received by the Secretary no later than February 18, 2013 nor before January 17, 2013. The notice must contain the name and record address of the shareholder, and the class or series and the number of shares of Company capital stock owned beneficially or of record by the shareholder.
Any notice proposing to nominate a director must also provide a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) or shareholder proposal is made; and a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the person or bring the business proposal before the meeting. The notice must also set forth as to each person the shareholder proposes to nominate for election as a director the name, age, business and residence address of the nominee; the principal occupation or employment of the nominee; the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the nominee; and any other information relating to the nominee or the nominating shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934. Lastly, the notice must also be accompanied by a written consent of each proposed nominee to be named a nominee and to serve as a director if elected.

If the notice is for a shareholder proposal, the notice must also set forth a brief description of the business to be brought before the meeting, and the reasons for conducting such business at the meeting, and any material interest of such shareholder in such business.
Transactions with Related Persons
The Board of Directors has adopted a Related Party Transaction Policy (“Policy”). The purpose of the Policy is to establish procedures for the identification and approval, if necessary, of transactions between the Company and any director, nominee for director, beneficial owner of more than 5% of the Company’s securities, executive officer or any person or entity deemed related to any of the foregoing (“Related Party”) that are material or not in the ordinary course of business.
The Policy may be found on the Company’s website at www.commercebank.com/governance. The Policy is intended to identify all transactions with Related Parties where payments are made by the Company to or for the direct or indirect benefit of a Related Party. The procedures, discussed in detail in the Policy, include the following:

•	The collection and maintenance of a Related Party list derived from the records of the Company and the responses to an annual questionnaire completed by directors and executive officers;

•	The distribution of the list to the appropriate officers and employees of the Company so that transactions with Related Parties may be identified;

•	A quarterly comparison of the list to payments made by the Company;

•	Preparation and delivery of a report to the General Counsel of the Company for review, analysis and an initial determination of whether the transaction is material and falls within the Policy; and

•
Referral to the Company’s Disclosure Committee, which consists of the Company’s Chief Risk Officer, Controller, Auditor and General Counsel, of any transaction that may be considered material and require approval or ratification by the Board of Directors or Audit Committee or disclosure in a proxy statement.

The Policy provides guidance for determination of materiality. The amount of the transaction, the application of any exemption or exclusion, the provisions of the Company’s Code of Ethics, and general principles of corporate transparency may be considered. The Policy deems certain transactions exempt and pre-approved, including compensation paid for service as a director or executive officer, transactions involving depositary or similar payment services, transactions that are the result of a competitive bidding process, and transactions arising solely from the ownership of the Company’s equity securities. The Policy provides further guidance to the Board or Audit Committee in regard to the approval or ratification of the transaction and prohibits the participation by a Related Party in the discussion, approval or ratification of a transaction.
Pursuant to the application of the Policy, the following transactions were identified:

•
It was determined that Messrs. David W. Kemper and Jonathan M. Kemper are directors of Tower Properties Company (“Tower”), and Mr. Jonathan M. Kemper is the non-compensated Chairman of the Board of Tower. Tower is primarily engaged in the business of owning, developing, leasing and managing real property. At December 31, 2011, Messrs. David W. Kemper, Jonathan M. Kemper and John W. Kemper together with members of their immediate families beneficially own approximately 74% of Tower. During 2011, the Company, or its subsidiaries, paid Tower $353,000 for rent on leased properties, $57,000 for leasing fees, $83,000 for operation of parking garages, $118,000 for property construction management fees and $1,615,000 for building management fees. The terms of the current contract under which Tower is currently retained was reviewed and approved by the Audit Committee at its meeting on October 28, 2010 in accordance with the Policy.

•
During 2011, Commerce Bank paid a salary of $148,715 to Michael Fields, executive director of the Commerce Bancshares, Inc. Foundation and the brother-in-law of Messrs. David W. Kemper and Jonathan M. Kemper. During 2011, the Company paid a salary of $208,143, bonus of $42,609, and equity awards of $102,650 to John W. Kemper, executive vice president of the Company and son of David W. Kemper.

•
Various Related Parties have deposit accounts with Commerce Bank and some Related Parties also have other transactions with Commerce Bank, including loans in the ordinary course of business, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company, and did not involve more than normal risk of collectibility or present other unfavorable features. Additionally, David W. Kemper purchased Missouri state tax credits from Commerce Bank in a face amount of $1,100,000 for a price of 92% of par, or $1,012,000, and James M. Kemper, Jr., father of David W. Kemper, purchased Missouri state tax credits in the face amount of $1,000,000 for a price of 92% of par, or $920,000. The terms of the sales and the amounts paid by Mr. David W. Kemper and Mr. James M. Kemper, Jr. were the same as the terms of the sales and the amounts paid for similar tax credits by persons not related to the Company.

Section 16(a) Beneficial Ownership Reporting Compliance
Pursuant to Section 16 of the Securities Exchange Act of 1934, the Company’s directors and certain executive officers are required to report, within specified due dates, their initial ownership of the Company’s common stock and all subsequent acquisitions, dispositions or other transfers of interest in such securities, if and to the extent reportable events occur which require reporting by such due dates. The Company is required to identify in its proxy statement whether it has knowledge that any person required to file such a report may have failed to do so in a timely manner. Based on that review, all of the Company’s directors and all executive officers subject to the reporting requirements satisfied such requirements in full, except for the following delinquencies which were filed on either Form 4 or Form 5: for Jonathan M. Kemper a delinquent Form 4 was filed to report the disposition of stock through an open market transaction, and for David W. Kemper a delinquent Form 4 was filed to report the disposition of stock through an open market transaction.
Director Compensation
An employee of the Company or a subsidiary of the Company receives no additional compensation for serving as a director. Non-employee directors of the Company are required to participate in the Stock Purchase Plan for Non-Employee Directors (the “Director Plan”). Under the Director Plan, all compensation payable to a non-employee director is credited to an account in the name of such director as earned and the Company contributes to the account of such director an additional amount equal to 25% of the compensation credited to the director’s account. As of the last business day of each month, the cash balance payable to a director is converted to whole shares of common stock of the Company based on the last sale price of the Company’s common stock as reported by the National Market System of NASDAQ on such date, or if no sale price is reported on such date, the next preceding day for which a sale price is reported. Any balance remaining in a participant’s account is carried forward for investment in the next month.
As soon as practicable after the end of each year, the Company issues each non-employee director the number of shares of Company common stock credited to the director’s account and any cash balance in the account is carried forward for investment in the next year. If a director dies or ceases to be a non-employee director during the year, the Company will distribute to the director (or his or her beneficiary), as soon as reasonably practicable, the number of shares of Company common stock credited to the director’s account, along with any cash credited to the account. A participant in the Director Plan has no right to vote or receive dividends or any other rights as a shareholder with respect to shares credited to the participant’s account until for such shares are actually issued.
Each non-employee director of the Company is paid the following amounts, as applicable (each adjusted to include the additional 25% contribution by the Company): an annual retainer of $15,000 (paid on a quarterly basis); a fee of $3,000 for attendance (in person or by phone) at each meeting of the Board of Directors; a fee of $750 for attendance (in person or by phone) at each meeting of a committee of which the director is a member; and an annual fee of $5,000 for service as a committee chair. Effective April 1, 2012, the annual retainer and fee for each meeting of the Board of Directors will increase to $20,000 and $4,000, respectively. Changes to directors’ compensation are initiated by our chief executive officer (“CEO”) and presented to the Committee on Governance/Directors. The Chairman of the Committee on Governance/Directors then presents any changes to the full Board of Directors for its approval.

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Compensation earned during 2011 by the non-employee directors of the Company for their service as directors is listed in the table below.

	Fees Earned or Paid in Cash (1)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and NQDC Earnings	All Other Compensation	Total
Name	$	$	$	$	$	$	$
John R. Capps	$30,000	$—	$—	$—	$—	$—	$30,000
Earl H. Devanny, III	27,750	—	—	—	—	—	27,750
W. Thomas Grant, II	28,500	—	—	—	—	—	28,500
James B. Hebenstreit	32,750	—	—	—	—	—	32,750
Terry O. Meek	24,750	—	—	—	—	—	24,750
Benjamin F. Rassieur, III	35,750	—	—	—	—	—	35,750
Todd R. Schnuck	27,000	—	—	—	—	—	27,000
Dan C. Simons	24,750	—	—	—	—	—	24,750
Andrew C. Taylor	33,500	—	—	—	—	—	33,500
Kimberly G. Walker	30,000	—	—	—	—	—	30,000
_______________________________________

(1)
Fees earned were credited to the Director Plan and converted to shares of the Company’s common stock during 2011. In January 2012, the following number of shares were issued to the non-employee directors: Mr. Capps — 772 shares; Mr. Devanny — 713 shares; Mr. Grant — 733 shares; Mr. Hebenstreit — 838 shares; Mr. Meek — 640 shares; Mr. Rassieur — 919 shares; Mr. Schnuck — 691 shares; Mr. Simons — 633 shares; Mr. Taylor — 861 shares; and Ms. Walker — 772 shares.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This section provides information regarding the compensation programs for our CEO, chief financial officer (“CFO”), and three most highly compensated other executives (collectively, our “NEOs”), including the overall objectives of our compensation program and what it is designed to reward, each element of compensation that we provide, and an explanation of the reasons for the compensation decisions we have made regarding these individuals with respect to 2011. Our NEOs for 2011 were as follows:

Name	Title
David W. Kemper	Chairman, President and CEO
Charles G. Kim	Executive Vice President and CFO
Jonathan M. Kemper	Vice Chairman
Seth M. Leadbeater	Vice Chairman
Kevin G. Barth	Executive Vice President
Our Compensation Philosophy
The Company's compensation philosophy is to provide a total compensation program that is competitive with the market for bank holding companies in geographic proximity, of a comparable asset size, or those financial institutions considered to be a direct competitor for any of our lines of business in order to attract and retain top performers. In doing so we strive to:

•	Align interests of our executive officers with the long-term interests of our shareholders;

•	Provide reward systems that are credible, consistent with our core values and appropriately structured so as not to encourage undue risk; and

•	Reward individuals for results rather than on the basis of seniority, tenure, or other entitlement.
Compensation and Human Resources Committee Processes
Our Compensation and Human Resources Committee (the “Committee”) meets annually to review the performance of the

Executive Management Committee (the “EMC”) and the total compensation program for this group of individuals. The NEOs are all part of the EMC. During this review process the Committee considered a number of factors and data to determine appropriate compensation for the CEO and other NEOs. The Committee noted that the advisory "Say on Pay" shareholder vote in 2011 resulted in 96% approval. The Committee considered the result of the "Say on Pay" vote and determined not to change the principles on which the Committee's compensation decisions are based.
Benchmarks
For all NEOs, the Committee reviewed market survey data compiled by Pay Governance LLC, an outside consulting firm. The market survey utilized by Pay Governance in the compilation was the Towers Watson 2010 Financial Services Executive Survey. In order to get the best data match possible there were different groupings of the data used, such as the Commercial Banks grouping and sorting the data using companies with asset size from $15-$50 billion to more accurately compare against our bank size. Each NEO was individually compared to job descriptions in the Towers Watson Survey in order to best align overall compensation levels of our NEOs with comparable executive officer positions for the companies included in the Towers Watson Survey. The input of Pay Governance was limited to matching and supplying the survey data based upon job descriptions for each NEO. The Committee did not use any other outside compensation consultants in determining or recommending any amount or form of compensation for our NEOs. Pay Governance has provided no services to the Company separate from its service to the Committee.
In addition to considering the information provided by Pay Governance to review total compensation levels for our CEO and the other NEOs for 2011, the Committee considered for our CEO publicly available compensation data from a comparison group of seven publicly traded financial services companies (the “Comparison Group”) approved by the Committee. Those companies were:

•	Associated Banc-Corp

•	BOK Financial Corporation

•	City National Corporation

•	Cullen/Frost Bankers, Inc.

•	FirstMerit Corporation

•	TCF Financial Corporation

•	UMB Financial Corporation
Compensation data from these financial institutions listed above were used to review only our CEO’s compensation. References in this compensation discussion and analysis to the “Benchmarks” refer to the Towers Watson Survey and the Comparison Group to the extent the “Benchmarks” relate to our CEO, and refer to only the Towers Watson Survey to the extent the “Benchmarks” relate to our other NEOs.
Performance Reviews
Each of our executive officers performs an annual self-evaluation of previous year performance and sets goals for the upcoming year. Our CEO conducts performance evaluations of each of our other executive officers, presents the evaluations to the Committee, and makes recommendations to the Committee as to their compensation. The Committee conducts an annual performance evaluation of our CEO and evaluates the recommendations of our CEO as to other executive officers. The performance review of our CEO is based on the financial performance of the Company, the increase in the franchise value of the Company, growth in the human capital of the organization, and the Company’s overall management of risk.
The CEO and all NEOs are evaluated against the measurements within our annual bonus formula, which include net income, pre-tax profit, revenue and relative performance to peers, as well as objectives outlined in their performance reviews. The targets and results of the measurements (excluding the individual objectives) are based on corporate-wide results. The CEO and all other NEOs have the same corporate goals and all are measured against the final results. In addition to the corporate-wide measures, each executive is evaluated on his or her individual areas of responsibility and against the objectives outlined in his or her performance review. The individual performance and contribution criteria may include:

•	overall job knowledge and technical skills;

•	alignment of personal behavior with our company core values;

•	achievement of financial metrics related to a specific line of business;

•	achievement of defined operational goals;

•	contribution to special projects;

•	management of risk;

•	development of people within their respective team;

•	effective communication practices;

•	ability to solve problems effectively; and

•	assumption of new responsibilities.
The Committee discusses the CEO evaluation without our CEO being present and a Committee member presents the Committee’s recommendations for executive officer compensation to the full Board of Directors.

Setting Compensation
Based on the performance evaluations, an analysis of total compensation against the Benchmarks and Comparison Group data, and a review of the Company's goals and objectives, the Committee approves, and submits to the Board of Directors for final approval, the base salary (effective April 1), annual cash incentive compensation targets and long-term equity awards for our executive officers for the current year, as well as cash incentive compensation earned for the prior year. The Committee's approval generally occurs during January and the Committee presents their recommendations to the Board of Directors at the next regularly scheduled meeting, which generally occurs in late January or early February. All equity awards are granted on the date the Board approves the awards using the fair market value of the Company's stock at the close of that business day.
The process includes a review by the CEO of the outside Benchmarks for the other NEOs prior to the Committee meeting. The outside Benchmarks for the other NEOs are reviewed to assess current market data on base salary, annual cash incentives and long-term equity awards. The Benchmark information is compared to each of the other NEO's current compensation as detailed on the tally sheets. The CEO details the compensation data and discusses the reasons for his recommendations for the other NEOs during the committee meeting.
The timing of compensation decisions is driven by a variety of tax considerations. To the extent the Committee determines that an award is intended to satisfy the deductibility requirements under Section 162(m) of the Internal Revenue Code, performance objectives must be established in the first 90 days of the performance period. For annual incentive awards, this means performance objectives must be established no later than the end of March.
There is no policy for the allocation between cash and non-cash or annual and long-term compensation. Instead, the Committee determines the allocation of each component of compensation based on the role of each executive officer in the Company, performance evaluations, the Benchmarks, and knowledge of our local markets. Generally, the percentage of compensation consisting of the annual cash incentive and long-term equity awards increases as the responsibilities of the executive officer and the executive officer's ability to affect Company performance increase. The compensation elements for our CEO for 2011 were allocated as follows: 24.4% base salary, 40.1% annual cash incentive, and 35.5% long-term equity awards. The Committee feels that a greater percentage of the CEO's compensation should be based on the long-term performance of the Company than the percentage used for the other NEOs, but has not identified a specific target. On average, the compensation elements for our other NEOs for 2011 were allocated as follows: 32.6% base salary, 33.1% annual cash incentive, and 34.3% long-term equity awards. For purposes of the above calculations, the long-term equity awards (Restricted Stock Grants) were valued as of the grant date based on the fair market value of the underlying stock. Other benefits, including Company allocations and contributions to benefit plans and perquisites, while not considered in determining these allocations, are provided to our executive officers in order to offer a total compensation package that is competitive in the marketplace.
In setting the 2011 salary and 2011 bonus opportunity, and awarding the Current Year Stock (defined below) award in 2011 and the Long Term Restricted Stock (defined below) award in 2011, the Committee compared the annualized rate of salary in effect on December 31, 2010, annual cash incentive paid in 2010, and long-term equity awards made in 2010 (based on date of grant value) individually and in the aggregate (the "Benchmarked Compensation) to the 50th percentile of the applicable Benchmarks. Elements of compensation are not designed to be at the same Benchmark percentile for each NEO, and are not intended to equal any particular percentile of the applicable Benchmarks. The Committee then considers each individual’s performance, experience, specific job requirements and the contribution of that job to the Company’s success, and then makes subjective adjustments as appropriate. The market survey mentioned on page 17 is used for all NEOs, except the CEO, as benchmarks for each component of compensation and for the aggregate of all such components. For the CEO’s compensation, a combination of the market survey and the compensation data from the Comparison Group on page 17 was used to create benchmarks for each component of the CEO’s compensation and for the aggregate of all such components. The sum of the Benchmarked Compensation elements for each of our NEOs for 2010 did not exceed the 50th percentile of the sum of all of the applicable Benchmarks for that individual's position. Also, each individual element of Benchmarked Compensation of each of our NEOs for 2010 did not exceed the 50th percentile of the Benchmarked Compensation for that element. Realized and unrealized equity compensation gains and vesting of prior equity grants are not considered by the Committee when establishing compensation. The factors used to determine base salary, annual cash incentives, and long-term equity awards are discussed in more detail under the heading “Elements of

Compensation” below. The Committee reviewed tally sheets during the process to set compensation for our executive officers for 2011. The tally sheets were included in the packet of data that was sent to the Committee for review prior to the meeting and used during the meeting for discussion purposes. The tally sheets were used as tools for review of total compensation comparison of the NEOs and included information such as:

•	Base salary for 2010 and 2011;

•	Bonus information for 2010 and 2011;

•	Stock awards with specific grant amortization expense for 2010 and 2011;

•	Stock option information with specific grant amortization expense for 2010 and 2011;

•	Change in pension value; and

•	Details on all other compensation by category.
If our financial statements were to be restated or adjusted in a manner that would have reduced the size of a prior incentive award, the Committee will consider that information when determining future compensation.

Elements of Compensation
Base Salary
Base salary is a guaranteed element of annual compensation on which our executive officers may rely, regardless of performance. Base salary reflects the external market value of a particular position based on the experiences and qualifications that an individual brings to the position. Base salary levels for our NEOs were reviewed against the Benchmarks to determine whether salary levels are appropriate. Factors included in the comparison of base salaries of our NEOs to those in the Benchmarks included the relative size of companies, financial performance (both currently and over a period of time), and the experience and responsibility of the individuals. The Committee does not assign a weight to any particular factor.
Annual Cash Incentive Compensation

In furtherance of the Company's pay for performance philosophy, the Company's Executive Incentive Compensation Plan (“EICP”) is a short-term cash incentive plan to reward our executive officers for the achievement of Company annual performance goals. The Committee approved a change in one factor of our formula for the calculation of cash incentives for the NEOs during its regularly scheduled meeting in January of 2011. The performance factor that is weighted 20% in the calculation below was changed from a comparison of total shareholder return to a comparison of adjusted return on equity (as defined below) measured against 20 pre-established peer banks with assets from $14 billion to $20 billion. Therefore, in awarding 2011 annual cash incentives, the factors considered by the Committee were net income, adjusted return on equity, revenue, and pre-tax profit.
Our NEOs are eligible to receive an annual cash incentive equal to a percentage of their base salary. The target percentage is benchmarked each year by the Compensation Committee by reference to the 50th percentile of the annual cash incentive component of the Benchmarks mentioned previously. The Committee then makes subjective adjustments to the target percentages based on individual performance, experience, specific job requirements and contribution of the job to the Company's success to arrive at a target percentage. An adjustment to the CEO's target percentage from 90% to 100% was approved for 2011.
The target annual cash incentives as percentages of base salary for our NEOs in 2011 were as follows:

Name	Target Percentage
David W. Kemper	100%
Jonathan M. Kemper	65%
Seth M. Leadbeater	60%
Kevin G. Barth	60%
Charles G. Kim	60%
In determining the amount of annual cash incentives to be paid under the EICP in 2012 for 2011 performance, the Committee weighted the components of the Company Performance Factor as follows:

•
60% based on actual net income of $256 million with the payout percent determined on a scale which targets $215 million as the 100% payout level. For the net income component there is a 1% decrease in payment for each $1 million below target down to $190 million and a 1.3% decrease in payment for each $1 million below $190 million. There is no net income component allocation for net income below $152 million. For net income exceeding the 100% level there is a 2.5% increase for each $1 million above $215 million up to $227 million; a 5% increase for each million above $227 million up to $239 million; and a 10% increase above $239 million up to a maximum of $240 million;

•	20% based on a comparison of adjusted return on equity measured against 20 pre-established peer banks. If the Company's adjusted ROE is at or above the 75th percentile, 100% is credited for this factor; if the Company's adjusted ROE is above the 50th percentile but below the 75th percentile, 75% is credited for this factor; if the company's adjusted ROE is above the 25th percentile but below the 50th percentile, 50% is credited for this factor; and if the Company's adjusted ROE is below the 25th percentile, 25% is credited for this factor. For 2011 the Company's adjusted ROE exceeded the 75th percentile compared to the peer banks;

•	10% based on actual revenue results of $1.05 billion versus a target of $1.01 billion; and

•	10% based on actual pre-tax net income of $364 million versus a target of $300 million.
For the revenue and pre-tax net income components, for every 1% above/below target, the eligible incentive tied to that component increases/decreases by 5% up to a maximum increase of 120%.
For purposes of the EICP:

•	Net income means the amount of money the Company made for the year as set forth in our Income Statement;

•	Revenue means the Company’s net interest income and non-interest income;

•	Pre-tax net income means the Company’s pre-tax net income excluding securities gains;

•	Adjusted return on equity means year to date net income divided by (year to date average assets multiplied by 8%);

•	The maximum bonus pool is 2% of net income; and

•	The Committee retains discretion to reduce any annual cash incentive prior to payment.
For example: Assume for 2011 that an NEO's base salary was $200,000; target annual cash incentive percentage was 50%; actual net income was $256 million; adjusted ROE was above the 75th percentile compared to the peer banks; actual revenue was 4% above target; and actual pre-tax net income was 21% above target. The net income percentage would be 200%, the calculation for the performance relative to peers factor would be 100%, the revenue percentage would be 120%, and the pre-tax net income percentage would be 120%. Therefore, the annual incentive compensation for the officer would be:
$100,000 * [(60% * 200%) + (20% * 100%) + (10% * 120%) + (10% * 120%)] = $164,000
For 2011 performance, the calculated payout was 164% of target for all NEOs. In addition, the Committee has reserved discretion to declare additional compensation to the NEOs that does not qualify as "performance based" under Internal Revenue Code Section 162(m). The Committee awarded the 2011 performance-based bonus to Mr. David W. Kemper subject to approval by the shareholders of the performance goals under the EICP pursuant to Proposal Three herein.
Long-Term Equity Awards
Stock option and restricted stock grants have historically been awarded in two separate ways described below to provide our executive officers with long-term equity awards that more closely align their interests with the interests of our shareholders, and for retention purposes. The 2005 Equity Incentive Plan, which was approved at the 2005 Annual Meeting of Shareholders, provides for the issuance of equity-based awards, including stock options, stock appreciation rights (“SARs”), restricted stock and restricted stock units, and performance shares and performance units. Commencing in 2009, the Company began issuing Restricted Stock awards in lieu of SARs. Both the Long-Term Restricted Stock and Current Year Restricted Stock (as defined below) are listed in the Grants of Plan-Based Awards in 2011 on page 25 and were granted on the same date. The number of shares listed on page 25 is the result of restating the grants to include the 2011 5% stock dividend thereon. The number of shares listed below is the number approved by the Committee without any restatement for stock dividends.
First, there is an annual equity award consisting of restricted stock, for longer-term profit growth (the "Long Term Restricted Stock"), given to NEOs and other Company officers and senior employees each year using the following formula: 35% of the average annual cash incentive target for the officer for the three prior years, multiplied by the average Company Performance Factor for the three prior years. This formula was determined by the Committee in past years for long-term performance and the formula did not change in 2011. The Long Term Restricted Stock award vests at the end of five years from the date of grant. For example: the Company Performance Factors for 2010, 2009 and 2008 were 101.8%, 60%, and 30.8% respectively. Therefore, the three-year average Company Performance Factor in 2011 was 64.2%. If the NEO's three-year average annual cash incentive target was $100,000, the officer would receive restricted stock in 2011 equal to $22,470 ($100,000 * 35% * 64.2% = $22,470). The Long Term Restricted Stock awards made during 2011 based on this formula were: David Kemper: 4,207 shares; Charles Kim: 1,177 shares; Jonathan Kemper: 1,567 shares; Seth Leadbeater: 1,144 shares; and Kevin Barth: 1,144 shares. The Committee retains discretion to reduce any such award until it is actually granted.
Second, the Committee also issues to our NEOs equity-based awards on an annual basis, and current practice is for these awards to be in the form of restricted stock (the "Current Year Restricted Stock"). These awards are not based on any set formula and are treated as being part of base compensation. These awards are in the form of stock in order to align our NEOs' interest with those of our shareholders. These shares reflect the performance of the Company's stock because their value is based on the stock's fair market value. The number of shares granted for the Current Year Restricted Stock award is intended to remain fairly constant from year-to-year, but is adjusted as a result of the process described in the following paragraph. In order to provide a retention incentive, each Current Year Restricted Stock award contains vesting periods such that one third of the awards vests on the fifth, sixth and seventh year anniversaries of the grant date, but each third will vest if and only if the Company has cumulative positive net income for the period beginning on January 1 of the year of grant and ending on the December 31 that precedes the date such one third of the award would otherwise fully vest. The Current Year Restricted Stock awards made in 2011 were: David Kemper: 27,000 shares; Charles Kim: 8,000 shares; Jonathan Kemper: 13,000 shares; Seth Leadbeater: 6,500 shares; and Kevin Barth: 8,000 shares. The Committee retains discretion to reduce any such award until it is actually granted.
The starting point for determining the number of shares of Current Year Restricted Stock is the number awarded for the prior year. The Committee then considers whether subjective adjustments are appropriate based on subjective evaluation of the NEO's overall individual performance and experience, specific requirements of the NEO's job and the contribution of the NEO's job to the Company's success; and based on a comparison to the Benchmarks. The Benchmark comparison is performed by comparing the sum of the targeted Long Term Restricted Stock award (based on an assumed average 100% Company Performance Factor for the three years) for the current year and the number of shares of Current Year Restricted Stock that were awarded for the prior year for each person (which sum is the "Possible Award") to current market data for the equity portion of the Benchmark for that person's position. The value of both awards was determined based on the Company's current stock price at grant date multiplied by the number of assumed shares. The Current Year Restricted Stock awarded to each NEO was changed for 2011 in comparison to 2010. The 2010 Current Year Restricted Stock Awards were: David Kemper: 22,000 shares; Charles Kim: 5,000 shares; Jonathan Kemper: 10,000 shares; Seth Leadbeater: 5,000 shares; and Kevin Barth: 5,000 shares. The awards to all of the NEO's were adjusted upward based on the Benchmark data. The award to Charles Kim was also adjusted based on increased responsibilities accepted by him, and the award to Kevin Barth was also adjusted based on the Committee's evaluation of his job's overall contribution to the Company's success. The awards are not designed to be at the same Benchmark percentile for each NEO, and are not designed to equal any particular percentile of the applicable Benchmark, although no upward adjustment would be made to the extent such adjustment would cause an award to exceed the 50th percentile of the applicable Benchmark. The sum of the targeted Long Term Restricted Stock and actual Current Year Restricted Stock for each of our NEOs for 2011 was below the 50th percentile of the equity portion of the Benchmark for that NEO. The Committee also considered stock/SAR grant practices of the companies used in the Benchmarks, the level of ASC Topic 718 expense that the Company will incur, and expected long-term Company performance. The holders of restricted stock will receive cash dividends declared by the Company prior to the vesting date. Stock dividends will accrue and vest according to the terms of the award.

Other Benefits
Restated Retirement Plan
The Company maintains the Commerce Bancshares Restated Retirement Plan (the “Retirement Plan”). The Retirement Plan provides benefits based upon earnings, age and years of participation. Our NEOs were participants in the Retirement Plan during 2011. See “Executive Compensation — Pension Benefits Narrative” of this Proxy Statement for a description of the Retirement Plan and our NEOs’ benefits under the plan.
Executive Retirement Plan
Effective January 1, 1995, the Company maintains the Commerce Executive Retirement Plan (“CERP”), a nonqualified plan established to provide benefits to a select group of executives on compensation in excess of the allowable amount under the Company’s Retirement Plan and 401(k) plan. See “Executive Compensation — Pension Benefits Narrative” of this Proxy Statement for a description of the CERP, including a discussion of the 2010 amendment that eliminated any future cost of living increases.
If a participant has no CERP benefit other than a grandfathered Pre-2005 CERP Benefit, then such benefit is paid in the same form as payments are made from the Retirement Plan and will commence within one year following commencement of distributions from the Retirement Plan. Otherwise, the Pre-2005 benefit is paid in the same form and at the same time as the Post-2004 CERP benefit is paid. The Post-2004 CERP Benefit is payable either during the calendar year following the year separation from service occurs, or within 90 days following separation from service or disability, at the participant’s election. However, if the participant’s CERP benefits exceed $1,000,000, then the participant may receive payment within 90 days following the earlier of death or the year elected by the participant. Participants may elect to receive payment in a lump sum or over a period of up to 10 years.
The CERP is intended to be a part of participating executive officers’ total compensation. The CERP also provides equitable treatment to participants because it provides retirement benefits which are, as a percentage of total compensation, commensurate with the benefits provided to other employees of the Company.

Deferred Compensation
Our NEOs are eligible to participate in a nonqualified deferred compensation plan that is a part of the EICP. The EICP allows the officers to contribute a percentage of their annual cash incentive award under this plan and, therefore, defer income tax on these amounts. See “Executive Compensation — Nonqualified Deferred Compensation Narrative” of this Proxy Statement for a description of the deferred compensation plan. This benefit is not considered by the Committee in setting other compensation for our NEOs.
Perquisites
Our NEOs are eligible for personal use of the Company airplane (in accordance with our corporate airplane policy) and long-term care insurance, the premiums for which are paid by the Company. Our NEOs are also reimbursed for club dues as necessary for business purposes. All employees, including the NEOs, are covered under our health and welfare plans and the Company pays the premiums for basic life and long-term disability coverage and subsidizes the cost of other coverages. The value of all perquisites is determined and included as additional compensation to the NEOs without any gross up to compensate for accompanying taxes. Our use of perquisites as an element of compensation is limited and is largely based on our historical practices and policies. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment.

Severance Agreements
We have entered into severance agreements with each of our NEOs. These agreements were originally entered into during 1996 with David Kemper, Jonathan Kemper, Seth Leadbeater and Charles Kim, and in 2003 with Kevin Barth. These agreements provide payments or benefits following the occurrence of both a change in control and a qualifying termination. Each NEO is eligible for a lump sum payment equal to three times average base salary and average annual bonus calculated over a five year period in the event of a qualifying termination. Each NEO would also be eligible for the continuation of certain benefits in the event of a qualifying termination. While the agreements provide for the gross up attributable to excise taxes, the only NEO who would have received a gross up payment had the qualifying termination occurred in 2011 was Kevin Barth. The Committee believes these agreements serve the best interests of the Company and its shareholders by ensuring that, if a change in control were ever under consideration, the NEOs would be able to advise the Board of Directors dispassionately about the potential transaction and implement the decision of the Board without being unduly influenced by personal concerns such as the economic consequences of possibly losing their jobs following a change in control. These agreements also provide an incentive for our NEOs not to seek other employment due to concern over losing their positions if a change in control were ever under consideration. At its February 10, 2012 meeting, the Board, by resolution, adopted a policy not to offer a gross up for taxes related to severance payments paid in connection with a change in control of the Company to any employee to whom the Company has not made such a commitment prior to the date of the resolution. Additional information regarding these severance agreements is found under the heading “Employment Agreements and Elements of Post-Termination Compensation” of this Proxy Statement.

Stock Ownership Guidelines
In order to continue to be eligible to receive long-term equity awards, our executive officers must meet stock ownership requirements as follows:

• Chairman	6 times base salary
• Vice Chairman	4 times base salary
• Executive Vice President	2 times base salary
Generally, an executive officer must achieve the applicable targeted ownership level within three years of being named an executive officer. As of December 31, 2011, each NEO exceeded his required share ownership level. Stock that will be considered in order to meet ownership guidelines includes all shares with respect to which the executive officer has direct or indirect ownership or control, including restricted stock (regardless of whether vested), and shares held in the executive officer's 401(k) plan account, but does not include unexercised stock options or SARs.
Impact of Accounting and Tax Treatment
Section 162(m) of the Internal Revenue Code limits our ability to deduct annual compensation in excess of $1 million paid to our NEOs. This limitation generally does not apply to compensation based on performance goals if certain requirements are met. It is the Committee’s position that in administering the “performance-based” portion of the Company’s executive compensation program, it will generally attempt to satisfy the requirements for deductibility under Section 162(m). However, the Committee believes that it needs to retain the flexibility to exercise its judgment in assessing an executive’s performance and that the total compensation system for executives should be managed in accordance with the objectives outlined in this discussion and in the overall best interests of the Company’s shareholders. Should the requirements for deductibility under Section 162(m) conflict with our executive compensation philosophy and objectives or with what the Committee believes to be in the best interests of the shareholders, the Committee may authorize compensation which is not fully deductible for any given year.
The Company accounts for equity-based awards in accordance with FASB ASC Topic 718.
Recoupment Policy
In order to further align the interests of the Company’s Executive Management Committee, including the NEOs, with the interests of the shareholders and support good governance practices, the Board and the Committee have adopted a recoupment policy applicable to annual cash incentive compensation and long-term equity awards. As adopted in February, 2010, the policy generally provides that if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws as a result of misconduct or error (as determined by the Independent Directors), the Company may, in the discretion of the Independent Directors, take action for the Company to recoup from Executives all or any portion of an Incentive Award received by the Executive, the amount of which had been determined in whole or in part upon specific performance targets relating to the restated financial results, regardless of whether the Executive engaged in any misconduct or was at fault or responsible in any way for causing the need for the restatement. In such an event, the Company shall be entitled to recoup up to the amount, if any, by which the Incentive Award actually received by the Executive exceeded the payment that would have been received based on the restated financial results. The Company’s right of recoupment shall apply only if demand for recoupment is made not later than three years following the payment of the applicable Incentive Award.
For purposes of the policy:

(i)	“Executive” means an individual who, during any portion of the period for which the applicable financial results are restated, was a member of the Company’s Executive Management Committee.

(ii)
“Incentive Award” means any cash or stock-based award (including stock appreciation rights) under the Company’s Executive Incentive Compensation Plan or Equity Incentive Plan, the amount of which is determined in whole or in part upon specific performance targets, and that was granted on or after the date of adoption of the Recoupment Policy.

(iii)	“Independent Directors” means those members of the Board of Directors who are considered independent pursuant to NASDAQ listing requirements.
The Company may also dismiss or pursue other legal remedies against the Executive.

Compensation Risk Assessment

In 2011, the Company engaged Pay Governance LLC to conduct an independent review of the relationship between employee risk-taking and the Company's compensation programs. Pay Governance reviewed any compensation program (and the policies and practices behind it) that is linked to employee behaviors that may have a material impact on the Company. They reviewed Executive Compensation and Non-Executive/Group Plans. In their review, they considered program designs that can create risk for the Company through any of the following four channels: financial, operational, reputation or talent. In their independent review of the relationship between compensation and risk-taking, they did not identify any major risk concerns that warrant immediate action by the Board of Directors.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT
The Compensation and Human Resources Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.
Submitted by the Compensation and Human Resources Committee of Commerce Bancshares, Inc. Board of Directors:
Andrew C. Taylor, Chairman
W. Thomas Grant, II
Terry O. Meek

EXECUTIVE COMPENSATION
The following table summarizes the total compensation paid or earned by each of our NEOs for the fiscal years ended December 31, 2011, 2010 and 2009.
Summary Compensation Table

		Salary	Bonus	Stock Awards	Option Awards	Non- Equity Incentive Plan Compen- sation		Change in Pension Value and NQDC Earnings	All Other Compen- sation	Total
Name & Principal Position	Year	($)	($)(1)	($)(2)	($)	($)(3)		($)(5)	($)(6)	($)
David W. Kemper, CEO	2011	$878,501	$—	$1,281,346	$—	$1,447,758	(4)	$189,893	$121,878	$3,919,376
	2010	861,278	—	982,834	—	792,554		78,075	98,151	2,812,892
	2009	848,548	—	938,535	—	457,961		155,851	94,179	2,495,074
Charles G. Kim,	2011	396,271	—	376,774	—	393,600		41,971	45,476	1,254,092
Executive Vice President	2010	375,023	—	228,718	—	235,043		30,455	37,028	906,267
and CFO	2009	345,023	—	195,864	—	124,138		19,104	33,045	717,174
Jonathan M. Kemper,	2011	453,224	—	598,107	—	485,488		102,254	55,414	1,694,487
Vice Chairman	2010	444,279	—	435,448	—	295,304		68,051	47,837	1,290,919
	2009	437,524	—	389,163	—	170,540		63,036	43,759	1,104,022
Seth M. Leadbeater,	2011	360,348	—	313,855	—	356,306		49,610	47,201	1,127,320
Vice Chairman	2010	352,527	—	229,371	—	205,891		43,620	38,972	870,381
	2009	345,023	—	206,832	—	124,138		28,358	34,201	738,552
Kevin G. Barth,	2011	370,020	—	375,445	—	369,000		40,031	45,817	1,200,313
Executive Vice President	2010	352,527	20,000	228,718	—	216,728		29,249	38,088	885,310
	2009	345,023	—	195,864	—	124,138		18,415	33,505	716,945
_______________________________________

(1)	2010 amount reflects a discretionary bonus.

(2)
Amounts reflect the aggregate grant date fair value of restricted stock awards (both Long-Term Restricted Stock and Current Year Restricted Stock) granted in fiscal years 2011, 2010, and 2009, computed in accordance with FASB ASC Topic 718.

(3)
Amounts reflect the cash incentive awards earned in fiscal years 2011, 2010, and 2009 and paid in the following year under the EICP, which is discussed in further detail under the heading “Annual Cash Incentive Compensation” in the section entitled Compensation Discussion and Analysis. Incentive awards elected to be deferred for 2011, 2010, and 2009, were as follows: Messrs. J. Kemper — $200,000, $0, and $0, respectively; and Barth — $0, $0, and $10,000, respectively.

(4)	Subject to approval by shareholders of the performance goals under the EICP pursuant to Proposal Three herein.

(5)
Amounts reflect the actuarial increase in the present value of benefits under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. See “Pension Benefits Narrative” for further information regarding the Company’s pension plans.

(6)	All Other Compensation is comprised of the following amounts:

Name		401(k) Match	Premiums for Group Term Life Insurance	Company CERP Credits	Perquisites (a)	Total All Other Compensation
David W. Kemper	2011	$16,500	$3,564	$100,619	$1,195	$121,878
	2010	16,500	3,564	77,485	602	98,151
	2009	16,500	2,322	70,113	5,244	94,179
Charles G. Kim	2011	16,500	1,242	27,676	58	45,476
	2010	16,500	810	19,660	58	37,028
	2009	16,500	810	15,377	358	33,045
Jonathan M. Kemper	2011	16,500	2,322	35,409	1,183	55,414
	2010	16,500	2,332	28,091	914	47,837
	2009	16,500	2,322	24,464	473	43,759
Seth M. Leadbeater	2011	16,500	3,564	23,541	3,596	47,201
	2010	16,500	3,564	18,512	396	38,972
	2009	16,500	2,322	15,283	96	34,201
Kevin G. Barth	2011	16,500	1,242	25,409	2,666	45,817
	2010	16,500	1,242	18,170	2,176	38,088
	2009	16,500	810	15,302	893	33,505
_______________________________________

(a)
Perquisites include personal use related to club dues, long-term care insurance premiums paid by the Company and personal use of the Company airplane. We calculated the incremental cost of personal airplane usage based on the cost of fuel, landing fees, trip-related hangar costs, and incremental crew expenses. We also include other airplane-related expenses incurred or accrued pro-rata based on actual number of miles flown because we believe, on average, it fairly approximates our incremental costs of individual trips.

Grants of Plan-Based Awards in 2011

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
								Number of Shares of Stock or Units	Number of Securities Underlying Options
		Thres- hold	Target	Maxi- mum	Thres- hold	Target	Maxi- mum
Name	Grant Date	($)	($)(1)	($)	(#)	(#)	(#)	(#)(2)	(#)	($/Sh)	($)
David W. Kemper	1/28/2011		$882,779					32,767			$1,281,346
Charles G. Kim	1/28/2011		240,000					9,635			376,774
Jonathan M. Kemper	1/28/2011		296,030					15,295			598,107
Seth M. Leadbeater	1/28/2011		217,260					8,026			313,855
Kevin G. Barth	1/28/2011		225,000					9,601			375,445
_______________________________________

(1)
Represents the target amount payable under the EICP for 2011 performance. There was no threshold or maximum amount payable under the EICP if actual performance was less than or greater than target. For a description of the EICP, see “Annual Cash Incentive Compensation” in the Compensation Discussion and Analysis. The actual amount earned is reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)
Amounts represents both Long-Term Restricted Stock and Current Year Restricted Stock granted under the 2005 Equity Incentive Plan, as described under “Long-Term Equity Awards” in the section entitled Compensation Discussion and Analysis.

*	All share and per share amounts in this table have been restated for the 5% stock dividend distributed in 2011.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (Number Exercisable)	Number of Securities Underlying Unexercised Options (Number Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)(1)	(#)(1)	(#)	($)		(#)		($)	(#)	($)
David W. Kemper	113,905			$38.77	2/17/2016
	108,481			$38.91	2/2/2017
	89,109	29,704		$37.40	2/1/2018
						100,146	(2)	$3,817,566
Charles G. Kim	22,158			$33.77	3/5/2014
	21,103			$33.52	1/28/2015
	20,099			$38.77	2/17/2016
	20,420			$38.91	2/2/2017
	17,820	5,941		$37.40	2/1/2018
						32,037	(3)	$1,221,250
Jonathan M. Kemper	57,007			$26.03	3/7/2012
	55,844			$23.99	3/6/2013
	53,185			$33.77	3/5/2014
	50,653			$33.52	1/28/2015
	48,241			$38.77	2/17/2016
	45,944			$38.91	2/2/2017
	37,740	12,581		$37.40	2/1/2018
						43,478	(4)	$1,657,381
Seth M. Leadbeater	26,590			$33.77	3/5/2014
	25,324			$33.52	1/28/2015
	24,119			$38.77	2/17/2016
	22,971			$38.91	2/2/2017
	18,870	6,290		$37.40	2/1/2018
						30,628	(5)	$1,167,539
Kevin G. Barth	21,714			$23.99	3/6/2013
	22,158			$33.77	3/5/2014
	21,103			$33.52	1/28/2015
	20,099			$38.77	2/17/2016
	20,420			$38.91	2/2/2017
	17,820	5,941		$37.40	2/1/2018
						31,967	(6)	$1,218,582
_______________________________________

(1)
The amounts contain SARs granted on February 17, 2006, February 2, 2007 and February 1, 2008, with an expiration date of February 17, 2016, February 2, 2017 and February 1, 2018, respectively, in addition to nonqualified stock options. All substantive terms of the stock options are identical — 25% are exercisable at date of grant and an additional 25% exercisable on the next three anniversary dates thereof. SARs vest 25% on the first anniversary date after the date of grant and an additional 25% exercisable on the following three anniversary dates.

(2)
Represents restricted stock granted under equity compensation plans, which vests as to 4,985 shares on February 1, 2012; 4,987 shares on January 31, 2013; 12,819 shares on February 5, 2014; 12,016 shares on February 4, 2015; 8,199 shares on February 5, 2015; 13,867 shares on January 27, 2016; 8,085 shares on February 4, 2016; 8,201 shares on February 5, 2016; 9,450 shares on January 27, 2017; 8,087 shares on February 4, 2017; and 9,450 shares on January 27, 2018.

(3)
Represents restricted stock granted under equity compensation plans, which vests as to 1,166 shares on February 1, 2012; 2,459 shares on November 1, 2012; 1,206 shares on January 31, 2013; 2,459 shares on November 1, 2013; 2,816 shares on February 5, 2014; 2,458 shares on November 1, 2014; 2,882 shares on February 4, 2015; 1,639 shares on February 5, 2015; 4,035 shares on January 27, 2016; 1,837 shares on February 4, 2016; 1,641 shares on February 5, 2016; 2,800 shares on January 27, 2017; 1,839 shares on February 4, 2017; and 2,800 shares on January 27, 2018.

(4)
Represents restricted stock granted under equity compensation plans, which vests as to 1,776 shares on February 1, 2012; 1,804 shares on January 31, 2013; 5,170 shares on February 5, 2014; 5,136 shares on February 4, 2015; 3,472 shares on February 5, 2015; 6,195 shares on January 27, 2016; 3,675 shares on February 4, 2016; 3,473 shares on February 5, 2016; 4,550 shares on January 27, 2017; 3,677 shares on February 4, 2017; and 4,550 shares on January 27, 2018.

(5)
Represents restricted stock granted under equity compensation plans, which vests as to 1,264 shares on February 1, 2012; 2,342 shares on December 28, 2012; 1,298 shares on January 31, 2013; 2,342 shares on December 28, 2013; 2,966 shares on February 5, 2014; 2,341 shares on December 28, 2014; 2,901 shares on February 4, 2015; 1,736 shares on February 5, 2015; 3,476 shares on January 27, 2016; 1,837 shares on February 4, 2016; 1,736 shares on February 5, 2016; 2,275 shares on January 27, 2017; 1,839 shares on February 4, 2017; and 2,275 shares on January 27, 2018.

(6)
Represents restricted stock granted under equity compensation plans, which vests as to 1,130 shares on February 1, 2012; 2,459 shares on November 1, 2012; 1,206 shares on January 31, 2013; 2,459 shares on November 1, 2013; 2,816 shares on February 5, 2014; 2,458 shares on November 1, 2014; 2,882 shares on February 4, 2015; 1,639 shares on February 5, 2015; 4,001 shares on January 27, 2016; 1,837 shares on February 4, 2016; 1,641 shares on February 5, 2016; 2,800 shares on January 27, 2017; 1,839 shares on February 4, 2017; and 2,800 shares on January 27, 2018.

*	All share and per share amounts in this table have been restated for the 5% stock dividend distributed in 2011.

Option Exercises and Stock Vested in 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David W. Kemper	119,600	$842,722	4,996	$195,843
Charles G. Kim	23,265	380,838	1,173	45,982
Jonathan M. Kemper	—	—	1,779	69,737
Seth M. Leadbeater	27,685	402,318	1,319	51,705
Kevin G. Barth	19,542	246,575	1,304	51,117
_______________________________________

(1)
We computed the dollar amount realized upon exercise by multiplying the number of shares times the difference between the market price of the underlying securities at exercise and the exercise price of the option.

(2)	We computed the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

*	All share amounts in this table have been restated for the 5% stock dividend distributed in 2011.

Pension Benefits in 2011

The following table summarizes information for the Retirement Plan and the "Pre-2005 Benefit" portion of the CERP for each of our NEOs.

		Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Name	Plan Name	(#)(2)	($)(3)	($)
David W. Kemper	Retirement Plan	25	$880,645	$—
	CERP(1)	25	1,162,616	—
Charles G. Kim	Retirement Plan	14	247,034	—
	CERP(1)	14	—	—
Jonathan M. Kemper	Retirement Plan	22	621,478	—
	CERP(1)	22	223,047	—
Seth M. Leadbeater	Retirement Plan	14	419,706	—
	CERP(1)	14	—	—
Kevin G. Barth	Retirement Plan	20	239,517	—
	CERP(1)	20	—	—
_______________________________________

(1)	Information presented pertains to the “Pre-2005 Benefit” portion of the CERP.

(2)
The “Number of Years of Credited Service” is less than actual years of service because service prior to membership in the plans and service after December 31, 2004 (the date the plans were frozen) is excluded from credited service. The actual years of service for Messrs D. Kemper, Kim, J. Kemper, Leadbeater, and Barth are 34, 22, 30, 22 and 28, respectively.

(3)	The present value of the benefits shown is based on a 4.80% interest rate and the RP2000 white collar mortality table projected to 2017 assuming benefits commence at normal retirement age of 65.
Pension Benefits Narrative
The Company maintains the Retirement Plan, which is a tax-qualified defined benefit plan that provides retirement benefits to all employees who completed one year of service and attained age 21 prior to July 1, 2004. Participation in the Retirement Plan was frozen on December 31, 2004, and benefits under the Retirement Plan were partially frozen on December 31, 2004, and fully frozen on December 31, 2010, as described below.
The Retirement Plan provides benefits based upon compensation, age and years of participation. Effective January 1, 1995, benefits were provided under a cash balance formula. Under this formula, a retirement account balance is maintained for each participant. At the end of each plan year beginning after December 31, 1994 and ending December 31, 2004, the participant’s account was credited with a cash balance amount equal to a percentage of compensation for the year plus the same percentage of compensation in excess of 50% of the Social Security taxable wage base for the year.
Compensation for this purpose is limited by Section 401(a)(17) of the Internal Revenue Code ($205,000 in 2004). The applicable percentage is determined by the sum of the participant’s age and years of participation in the Retirement Plan at the beginning of the plan year, and ranged from 1% for a sum of less than 30 to 4% for a sum of 75 or more. Interest is credited to the participant’s account at the end of each plan year beginning after 1995 at a rate not less than 5% of the account balance at the end of the prior plan year. For 2011, the rate of interest was 5%. Beginning January 1, 2005, no additional cash balance credits will be applied to participants’ accounts. However, interest will continue to be credited to each participant’s account until retirement.
Effective December 31, 2010, the retirement benefits provided from the cash balance formula were frozen. The retirement account balance will be converted to a life annuity based on actuarial factors defined in the Retirement Plan on the later of the participant’s Normal Retirement Date (as defined in the Retirement Plan) or December 31, 2010. This change only impacts benefits for participants who work past their Normal Retirement Date as the interest credit will continue to apply until a participant’s Normal Retirement Date. At retirement, a participant may select from various annual benefit options based on actuarial factors defined in the Retirement Plan.

In addition to the cash balance formula described above, a participant will receive an annual benefit equal to his annual benefit accrued through December 31, 1994 under the Retirement Plan’s prior formula, adjusted for increases in the cost of living (but not in excess of 4% per year) for each year of participation after December 31, 1994. Effective December 31, 2010, the benefit under the Retirement Plan’s prior formula was also frozen. The final cost of living increase was given on December 31, 2010, and no future cost of living increases will be provided. Certain participants of the Retirement Plan, including NEOs, will receive a special minimum benefit based on the final five-year average compensation and years of service.
This Retirement Plan is fully funded by the Company and participants become fully vested after three years of service. All of the NEOs are fully vested. The normal retirement age under the Retirement Plan is 65. Reduced benefits are available as early as age 55 with 10 years of service. Benefits are reduced based on the length of time prior to age 65 that retirement occurs. The reduction is 6.67% per year for each of the first five years of early retirement (age 60-64) plus an additional 3.33% per year for each of the next five years (ages 55-59). Of the NEOs, Messrs. D. Kemper, J. Kemper, and Leadbeater are currently eligible for early retirement.
The estimated annual accrued benefit under the Retirement Plan for Messrs. D. Kemper, Kim, J. Kemper, Leadbeater, and Barth is $85,701, $38,721, $68,534, $40,054, and $36,530, respectively. These benefits are shown in the form of an annual life annuity commencing at age 65.
Since January 1, 1995, the Company has maintained the CERP to provide a non-tax-qualified deferred compensation plan to a select group of executives whose benefits under the Retirement Plan are limited by the Internal Revenue Code. The CERP is unfunded and benefits are payable from the assets of the Company. The Board of Directors has designated the CEO as a participant and the CEO has designated other executives, including the NEOs, as participants. The present value of the benefits shown in the table is based on a 4.80% interest rate and the RP2000 white collar employee mortality table projected to 2017, assuming benefits commence at normal retirement age.
A participant’s benefit under the CERP is the sum of the “Pre-2005 Benefit” and the “Post-2004 Benefit.” A participant’s benefit under the Pre-2005 Benefit is the amount by which (1) exceeds (2), where (1) is the benefit that would be payable under the Retirement Plan if that benefit were calculated using the participant’s compensation including any incentive compensation deferred under a nonqualified deferred compensation plan maintained by the Company and without regard to the compensation limit of Section 401(a)(17) of the Internal Revenue Code; and (2) is the benefit actually payable under the Retirement Plan. Consistent with the Retirement Plan, cash balance formula additions under the CERP were frozen effective January 1, 2005, and cost of living increases were discontinued effective December 31, 2010.
The estimated annual accrued benefit under the Pre-2005 Benefit for Messrs. D. Kemper, Kim, J. Kemper, Leadbeater, and Barth is $138,249, $0, $30,055, $0, and $0, respectively. The Pre-2005 Benefit is subject to the same retirement eligibility requirements and early retirement reductions as the Retirement Plan. These benefits are shown in the form of an annual life annuity commencing at age 65. Benefits are payable in the form of a lump sum or in annual installments for up to ten years at the election of the participant.
Benefits under the Post-2004 Benefit are in the form of a defined contribution plan, and are described in the narrative accompanying the Nonqualified Deferred Compensation table.

Nonqualified Deferred Compensation in 2011

The following table summarizes the contributions and earnings during 2011 for the deferred compensation portion of the EICP and the "Post-2004 Benefit" portion of the CERP.

		Executive Contributions in 2011	Company Credits in 2011	Aggregate Earnings in 2011	Aggregate Withdrawals / Distributions	Aggregate Balance at 12/31/11
Name	Plan Name	($)	($)(2)	($)(3)	($)	($)
David W. Kemper	EICP	$—	$—	$11,523	$—	$376,335
	CERP(1)	—	100,619	26,430	—	655,096
Charles G. Kim	EICP	—	—	—	—	—
	CERP(1)	—	27,676	5,532	—	143,294
Jonathan M. Kemper	EICP	—	—	92,032	—	3,527,293
	CERP(1)	—	35,409	9,263	—	229,928
Seth M. Leadbeater	EICP	—	—	—	—	—
	CERP(1)	—	23,541	6,066	—	150,362
Kevin G. Barth	EICP	—	—	21,491	—	676,733
	CERP(1)	—	25,409	5,456	—	139,993
_______________________________________

(1)	Information presented pertains to the “Post-2004 Benefit” portion of the CERP.

(2)	Reflects Company contribution credits to the CERP in 2011. These amounts are included in the “All Other Compensation” column of the 2011 Summary Compensation Table.

(3)	No NEO received preferential or above-market earnings on deferred compensation.

Nonqualified Deferred Compensation Narrative
Our NEOs are eligible to participate in a deferred compensation plan that is a part of the EICP. The EICP allows the officers to contribute up to 100% of their annual cash incentive award to this plan and, therefore, defer income tax on these amounts. Participants can select from a number of investment options, which are generally available to other employees in the Company’s 401(k) plan, including a Company stock alternative, to which their deferrals will be credited. Each participant’s account is credited with earnings, or debited with losses, based on performance of those investment options. Benefits are payable in a lump sum or up to ten annual installments. Participants may not make withdrawals during employment.

The Post-2004 Benefit portion of the CERP provides for a Company contribution credit on the last day of each plan year beginning on and after January 1, 2005 equal to 7% of the participant’s eligible compensation above the pay limit imposed under the Internal Revenue Code for purposes of the Company’s qualified 401(k) retirement plan (the “Participating Investment Plan”) for the year ($245,000 in 2011). The Company may make additional contribution credits to the extent that limitations were imposed on contributions by CERP participants to the Participating Investment Plan due to the nondiscrimination test of Internal Revenue Code Section 401(m). Additional contributions made in 2011 were as follows: Messrs. D. Kemper $546; Kim $547; J. Kemper $0; Leadbeater $560; and Barth $0.
Eligible compensation for the Post-2004 Benefit portion of the CERP generally includes W-2 earnings. Eligible compensation for 2011 in excess of the pay limit imposed under the Internal Revenue Code was as follows: Messrs. D. Kemper $1,429,619; Kim $387,555; J. Kemper $505,850; Leadbeater $328,303; and Barth $362,990.
Each year the Company will credit or debit the participant’s post-2004 CERP account to reflect deemed earnings. The current rate of earnings credit is fixed at 5%, which corresponds to the rate of interest earned on the cash balance accounts of participants in the Retirement Plan. The Retirement Committee, which is an internal committee of employees, reviews this rate of interest annually. Benefits are payable in the form of a lump sum or annual installments for up to ten years pursuant to the election of the participant.

Employment Agreements and Elements of Post-Termination Compensation
We do not have employment agreements with our NEOs. However, there are several arrangements that provide post-termination benefits.
Change of Control Severance Agreements
The Company has in place a severance agreement with each NEO (“Severance Agreement”) which provides for payments and certain benefits (which payments and benefits shall be referred to as the “Severance Benefits”) in the event of a “Qualifying Termination” in connection with a “Change of Control.”
For purposes of the Severance Agreement, “Change of Control” means:

•
Any Person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, with certain exclusions provided for in the Severance Agreement) who becomes the “beneficial owner,” directly or indirectly, of 20% of the Company’s outstanding shares or the combined voting power of the then outstanding shares of the Company; or

•
Individuals who on the date of the Severance Agreement constituted the Board or any new director whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved by at least two-thirds of the directors then still in office who were either directors on the date of the Severance Agreement or whose appointment, election or nomination was previously approved, shall fail to constitute the majority of the Board of Directors; or

•
There is consummated a merger or consolidation of the Company with any other corporation other than (i) a merger or consolidation in which the combined voting power immediately after the merger or consolidation was at least 80% of the same combined voting power immediately prior to the merger or consolidation or (ii) the merger or consolidation was for the purpose of the recapitalization of the Company in which no person is or becomes the beneficial owner of 20% or more of the outstanding shares of the Company or the combined voting power of the Company’s outstanding securities; or

•
The shareholders approve a plan of complete liquidation or dissolution of the Company or there is a sale or disposition of substantially all of the Company’s assets, other than a sale or disposition to an entity that has at least 80% of the combined voting securities owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

“Qualifying Termination” means:

•
Within twelve months prior to a Change of Control, the NEO’s employment is terminated by the Company under circumstances not constituting Cause and in contemplation of, or caused by, the Change of Control, such Change of Control is pending at the time of termination, and the Change of Control actually occurs; or

•	Within three years following a Change of Control, the NEO’s employment is involuntarily terminated by the Company under circumstances not constituting Cause, the successor company fails or refuses to assume the obligations of the Company under the Severance Agreement, or the Company or any successor company breaches any provisions of the Severance Agreement; or

•	A voluntary termination of employment by the NEO under circumstances constituting “Good Reason” within three years following a Change of Control; or

•	A voluntary termination of employment by an NEO for any reason within the period beginning on the first anniversary of the Change of Control and ending thirty days after such date.
“Cause” means willful misconduct or conduct by the NEO that was knowingly fraudulent or deliberately dishonest.
“Good Reason” means (i) the NEO, in his reasonable judgment, determines that his duties have been materially reduced in terms of authority and responsibility from those existing immediately prior to the Change of Control; or (ii) the NEO is required to be based at a location that is thirty-five or more miles farther from his primary residence at the time of the requirement than it was prior thereto; or (iii) there is a reduction in the NEO’s base salary to an amount that is less than the base salary in effect twelve months prior to the Change of Control; or (iv) there is a material reduction in the NEO’s level of participation in any of the Company’s incentive compensation plans, benefit plans, policies, practices or arrangements in which the NEO participated immediately prior to the Change of Control and such reduction is not consistent with the average level of participation by other executives who have a similar position.
“Severance Period” means a number of whole and fractional years equal to the lesser of: (a) three or (b) the quotient of the number of months following termination until the NEO attains age 65, divided by twelve.
In the event that an NEO becomes entitled to Severance Benefits, the Company shall pay to or provide the NEO with the following:

•
A lump sum payment equal to the product of: (i) the Severance Period, multiplied by (ii) the sum of the NEO’s base salary in effect 12 months prior to the Change of Control and the NEO’s average bonus for the three completed fiscal years of the Company preceding the fiscal year in which the Change of Control occurs;

•
A lump sum payment equal to the greater of the NEO’s actual bonus for the fiscal year of the Company preceding the fiscal year in which the Change of Control occurs or the NEO’s target bonus for the fiscal year of the Company in which a Qualifying Termination occurs, calculated with the assumption that both the Company and the NEO achieved all performance objectives required to earn the target bonus, and prorated based on the number of days elapsed in the Company’s fiscal year during which employment terminates;

•
Continuation of health, life and disability insurance to the NEO during the Severance Period at a cost to the NEO equal to the amount paid by similarly situated active employees at the time of the earliest event that could constitute “Good Reason.” To the extent such benefits are taxable, there is a gross up for taxes;

•
The opportunity to borrow, to the extent permitted by applicable law, from the Company or an affiliate thereof, for an interest rate set by the NEO (which may be zero), an amount equal to the sum of the NEO’s outstanding stock options and taxes resulting from the exercise and the vesting of the NEO’s restricted stock, with repayment required upon the passage of 180 consecutive days of the NEO being able to sell stock acquired by the exercise and being able to sell vested, restricted stock without restriction; and

•	Reimbursement for the costs, if any, of outplacement services obtained by the NEO following a Qualifying Termination.
In the event that any payments are subject to the application of any tax pursuant to Section 4999 the Tax Code (an “Excise Tax”), the Company shall also pay to the NEO an additional amount sufficient to make the net amount payable to the NEO the same as the NEO would have received had the Excise Tax not been imposed. The Company will reimburse the NEO for all fees, expenses and costs incurred in connection with any Excise Tax; however, at its February 10, 2012 meeting, the Board, by resolution, adopted a policy not to offer a gross up for taxes related to severance payments paid in connection with a change in control of the Company to any employee to whom the Company has not made such a commitment prior to the date of the resolution.
The Severance Benefits are reduced by any other severance benefits or damages for termination paid or owed to the NEO, if such offset would not result in additional tax, interest or penalties pursuant to Section 409A of the Internal Revenue Code.
The Company is obligated to pay any attorneys’ fees and costs incurred in connection with any dispute concerning the Severance Agreement unless the dispute by the NEO is frivolous.
Restricted Stock, Stock Options and Stock Appreciation Rights
Our outstanding unvested restricted stock grants are normally forfeited upon termination of employment. However, there are special vesting rules in the case of death, disability or retirement. In the case of death or disability, outstanding unvested restricted stock immediately vests in the same proportion that the number of full and partial months from the date of grant to the date of death or disability bears to the total restriction period applicable to the award. In the case of “retirement,” the same pro-rata vesting provision applies, except the vesting is not effective until the last day of the restriction period applicable to the award.

For grants issued before April 20, 2005, “retirement” means termination of employment after attaining age 60 and agreeing to certain non-competition provisions. In the case of restricted stock issued after April 20, 2005, “retirement” means termination of employment after attaining age 60 and having at least ten years of service (non-competition agreements are no longer included in the definition of “retirement” in the plan document, but signing a non-competition agreement has been a condition precedent to restricted stock grants awarded after April 20, 2005). In addition, otherwise unvested outstanding restricted stock, stock appreciation rights and options immediately vest upon the occurrence of a change of control. For this purpose “change of control” has the same meaning as applies for purposes of the Change of Control Severance Agreements (see “Change of Control Severance Agreements” under “Employment Agreements and Elements of Post-Termination Compensation”), except different dates are used for determining the incumbent board of directors.
Deferred Compensation
The CERP and EICP provide for payments of nonqualified deferred compensation after termination of employment. See “Pension Benefits Narrative” and “Nonqualified Deferred Compensation Narrative” for a description of those arrangements.
Long-Term Disability
The NEOs generally have the same long-term disability benefit as all salaried employees, except that the definition of “disability” for the NEOs is more favorable because the benefit after the first 36 months of disability for salaried employees who are not vice presidents or above is based on a more restrictive definition of disability than the one that applies to vice presidents and above.
Commerce Retirement Plan
The qualified defined benefit pension plan was frozen and closed to new participants January 1, 2004, so not all salaried employees participate. The named executives participate in this plan and receive earnings credits to their cash balance accounts. See “Pension Benefits Narrative” for a description of this arrangement.

Potential Payments upon Termination or Change in Control

Executive Benefits and Payments upon Termination	Voluntary Termination	Normal Retirement	Death	Disability	Qualified Termination After a Change in Control
David W. Kemper
Compensation:
Salary	$—	$—	$—	$—	$4,228,750	(1)
Bonus	—	—	—	—	882,779	(2)
SARs/option awards	—	—	—	—	21,385	(3)
Restricted stock awards	—	1,454,545	1,454,545	1,454,545	3,817,566	(4)
EICP/CERP	1,031,431	1,031,431	1,031,431	1,031,431	1,031,431	(5)
Excise tax reimbursement	—	—	—	—	—	(6)
Benefits:
Retirement plan	2,043,261	2,043,261	949,606	2,043,261	2,043,261	(7)
Post-termination insurance premiums	—	—	—	—	33,596	(8)
Total	$3,074,692	$4,529,237	$3,435,582	$4,529,237	$12,058,768
Charles G. Kim
Compensation:
Salary	$—	$—	$—	$—	$1,617,681	(1)
Bonus	—	—	—	—	240,000	(2)
SARs/option awards	—	—	—	—	4,277	(3)
Restricted stock awards	—	565,205	565,205	565,205	1,221,250	(4)
EICP/CERP	143,294	143,294	143,294	143,294	143,294	(5)
Excise tax reimbursement	—	—	—	—	—	(6)
Benefits:
Retirement plan	247,034	247,034	114,809	247,034	247,034	(7)
Post-termination insurance premiums	—	—	—	—	97,627	(8)
Total	$390,328	$955,533	$823,308	$955,533	$3,571,163

Executive Benefits and Payments upon Termination	Voluntary Termination	Normal Retirement	Death	Disability	Qualified Termination After a Change in Control

Jonathan M. Kemper
Compensation:
Salary	$—	$—	$—	$—	$1,947,532	(1)
Bonus	—	—	—	—	296,030	(2)
SARs/option awards	—	—	—	—	9,058	(3)
Restricted stock awards	—	603,173	603,173	603,173	1,657,381	(4)
EICP/CERP	3,757,221	3,757,221	3,757,221	3,757,221	3,757,221	(5)
Excise tax reimbursement	—	—	—	—	—	(6)
Benefits:
Retirement plan	844,525	844,525	392,493	844,525	844,525	(7)
Post-termination insurance premiums	—	—	—	—	53,312	(8)
Total	$4,601,746	$5,204,919	$4,752,887	$5,204,919	$8,565,059
Seth M. Leadbeater
Compensation:
Salary	$—	$—	$—	$—	$1,498,529	(1)
Bonus	—	—	—	—	217,260	(2)
SARs/option awards	—	—	—	—	4,528	(3)
Restricted stock awards	—	553,541	553,541	553,541	1,167,539	(4)
EICP/CERP	150,362	150,362	150,362	150,362	150,362	(5)
Excise tax reimbursement	—	—	—	—	—	(6)
Benefits:
Retirement plan	419,706	419,706	195,058	419,706	419,706	(7)
Post-termination insurance premiums	—	—	—	—	30,296	(8)
Total	$570,068	$1,123,609	$898,961	$1,123,609	$3,488,220
Kevin G. Barth
Compensation:
Salary	$—	$—	$—	$—	$1,529,366	(1)
Bonus	—	—	—	—	236,728	(2)
SARs/option awards	—	—	—	—	4,277	(3)
Restricted stock awards	—	563,604	563,604	563,604	1,218,582	(4)
EICP/CERP	816,726	816,726	816,726	816,726	816,726	(5)
Excise tax reimbursement	—	—	—	—	1,009,125	(6)
Benefits:
Retirement plan	239,517	239,517	111,316	239,517	239,517	(7)
Post-termination insurance premiums	—	—	—	—	94,690	(8)
Total	$1,056,243	$1,619,847	$1,491,646	$1,619,847	$5,149,011
_______________________________________

(1)	Salary is calculated as three times the prior year base salary plus the average bonus for the prior 3 years and is payable upon a qualifying termination.

(2)
Bonus amount is the greater of (a) the 2010 annual cash incentive paid in 2011, or (b) the 2011 target annual cash incentive under the EICP, not prorated. For Mr. Barth the bonus amount is the 2010 annual cash incentive paid in 2011. In all other cases the bonus amount is the 2011 target annual cash incentive.

(3)
Under a Change of Control, all unvested SARs and options would become immediately vested. The amount shown is the excess of the market price of our common stock at December 31, 2011 over the exercise price of all unvested SARs and options.

(4)	It is assumed that all NEOs are eligible for the special vesting rules as of December 31, 2011. Amounts are based on the prorated vested shares at market price at December 31, 2011.

(5)
The payment under the EICP/CERP is the aggregate balance in their deferred compensation plan that is assumed to be paid upon either voluntary termination, retirement, death, disability or a Change in Control.

(6)
Under a Change in Control, the Company is required to reimburse the NEO for any excise taxes that may be imposed and any other fees and expenses. It was determined that only Mr. Barth would be eligible for such payments.

(7)	Benefits payable under the Retirement Plan are assumed to commence at age 65. The benefit upon death is calculated as a portion of the normal benefit.

(8)	This amount reflects the net present value of estimated insurance payments to be made by the Company for the NEOs until they reach age 65.

Equity Compensation Plan Information
The following table provides information as of December 31, 2011, with respect to compensation plans under which common shares of Commerce Bancshares, Inc. are authorized for issuance to certain officers in exchange for services provided. These compensation plans include: (1) the Commerce Bancshares, Inc. 2005 Equity Incentive Plan, (2) the Commerce Bancshares, Inc. 1996 Incentive Stock Option Plan, (3) the Commerce Bancshares, Inc. Restricted Stock Plan, (4) the Commerce Bancshares, Inc. Stock Purchase Plan for Non-Employee Directors (“Director Plan”) and (5) the Commerce Bancshares, Inc. Executive Incentive Compensation Plan (“EICP”). As of January 1, 2006, all equity based awards were granted pursuant to the 2005 Equity Incentive Plan. All of these compensation plans were approved by the Company’s shareholders.

Plan Category	(a) Number of Common Shares to be Issued upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a))
Equity compensation plans approved by shareholders	1,490,550	(1)	$30.39	(2)	3,342,553	(3)
Equity compensation plans not approved by shareholders	—		—		—
Total	1,490,550		$30.39		3,342,553
_______________________________________

(1)
Includes 1,352,644 common shares issuable upon exercise of options, and 30,429 shares issuable upon exercise of stock appreciation rights, granted under the equity compensation plans. Issuable shares from stock appreciation rights were computed on a net basis using the fair market value of common stock at December 31, 2011. Also included are 107,477 common shares allocated to participants’ accounts under the EICP.

(2)	Represents the weighted average exercise price of outstanding options and SARs under the equity compensation plans.

(3)	Includes 3,119,281 common shares remaining available under the 2005 Equity Incentive Plan, 48,355 shares available under the Director Plan, and 174,917 shares under the EICP.

Compensation and Human Resources Committee Interlocks and Insider Participation
During 2011, the Compensation and Human Resources Committee consisted of Messrs. Andrew C. Taylor (Chairman), Terry O. Meek and W. Thomas Grant, II. All members of the Committee were independent members of the Board of Directors of the Company. None of the members of the Compensation and Human Resources Committee has been an officer or employee of the Company. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on the Board or the Compensation and Human Resources Committee.
AUDIT COMMITTEE REPORT
The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's accounting, auditing and financial reporting processes, the Company's loan review function and the Company's enterprise risk management. As noted under the "Corporate Governance and Director Independence" section of this Proxy Statement, the Board of Directors has determined that all members of the Audit Committee are “independent” within the meaning of the rules of the SEC and the NASDAQ listing rules. The Audit Committee operates pursuant to a Charter that was last amended and restated by the Board on January 28, 2011. As set forth in the Charter, management of the Company is responsible for establishing and maintaining the Company's internal control over financial reporting and for preparing the Company's financial statements in accordance with generally accepted accounting principles and applicable laws and regulations. Management is also responsible for conducting an evaluation of the effectiveness of the internal control over financial reporting based on the framework in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee

is directly responsible for the compensation, appointment and oversight of KPMG LLP, the independent auditor for the Company. KPMG LLP is responsible for performing an independent audit of the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. KPMG LLP is also responsible for expressing an opinion on the Company's internal controls over financial reporting.
Members of the Audit Committee include Benjamin F. Rassieur, III (Chairman), James B. Hebenstreit, John R. Capps, Todd R. Schnuck, and Kimberly G. Walker. The Board has determined that Mr. Hebenstreit is an “audit committee financial expert” within the meaning of that term as defined by the Securities and Exchange Commission pursuant to Section 407 of the Sarbanes-Oxley Act of 2002. The Audit Committee's responsibility is one of oversight. Members of the Audit Committee rely on the information provided and the representations made to them by: (i) management, which has primary responsibility for establishing and maintaining appropriate internal financial controls over financial reporting, and for Commerce Bancshares, Inc. financial statements and reports and (ii) the external auditor, which is responsible for expressing an opinion that the financial statements have been prepared in accordance with generally accepted accounting principles, that management's assessment that the Company maintained effective internal control over financial reporting is fairly stated, and that the audit of the Company's financial statements by the external auditor has been carried out in accordance with Standards of the Public Company Accounting Oversight Board (PCAOB).
In this context the Audit Committee has considered and discussed the audited financial statements and management's assessment on internal control over financial reporting with management and the independent auditors as of December 31, 2011. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by PCAOB Interim Auditing Standard AU Section 380, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from KPMG LLP required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee has considered the compatibility of non-audit services with the auditors' independence and has discussed with the external auditors their independence.
Based on the reviews and discussions described in this report, and exercising the Audit Committee's business judgment, the Audit Committee recommends to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 to be filed with the Securities and Exchange Commission.
The Audit Committee has selected KPMG LLP as the Company’s external auditors for fiscal 2012 and has approved submitting the selection of the independent external auditors for ratification by the shareholders. Audit, audit-related and any permitted non-audit services provided to the Company by KPMG LLP are subject to pre-approval by the Audit Committee. All fees paid in 2011 were pre-approved by the Audit Committee.

Submitted by the Audit Committee of the Company’s Board of Directors:

Benjamin F. Rassieur, III Todd R. Schnuck	James B. Hebenstreit Kimberly G. Walker	John R. Capps
Pre-approval of Services by the External Auditor
The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services provided by the Company's external auditor. Annually the Audit Committee will review and approve the audit services to be performed along with other permitted services including audit-related and tax services to be provided by its external auditor. The Audit Committee may pre-approve certain recurring designated services where appropriate and services for individual projects that do not exceed $25,000.
Proposed engagements that do not meet these criteria may be presented to the Audit Committee at its next regular meeting or, if earlier consideration is required, to one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at the next regular Audit Committee meeting. The Audit Committee will regularly review summary reports detailing all services provided to the Company by its external auditor.

Fees Paid To KPMG LLP
The following is a summary of fees billed by KPMG LLP for professional services rendered during the fiscal years ended December 31, 2011 and 2010:

	2011	2010
Audit fees	$861,550	$786,681
Audit-related fees	97,400	134,179
Tax fees	204,685	253,249
All other fees	—	—
Total	$1,163,635	$1,174,109
The audit fees billed by KPMG LLP are for professional services rendered for the audits of the Company’s annual consolidated financial statements and the audit of the Company’s internal controls over financial reporting for the fiscal year ended December 31, 2011 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year. In 2011 KPMG LLP also performed agreed upon procedures on the Company’s student loan servicing business. Additionally these fees include for both years audits of several private equity subsidiaries, a brokerage subsidiary and a mortgage-banking subsidiary, and for miscellaneous accounting research and advice provided.
Audit-related fees are mainly for services rendered for agreed upon examination procedures relating to the Company’s trust and lockbox operations. Tax fees are for services including both review and preparation of corporate income tax returns and tax consulting services.
PROPOSAL TWO
RATIFICATION OF THE SELECTION OF KPMG LLP
AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2012

Pursuant to the Sarbanes-Oxley Act of 2002, the Audit Committee of the Company is responsible for the selection and approval of the Company’s independent registered public accountants for the purpose of the examination and audit of the Company’s financial statements for 2012. The Audit Committee has also adopted a procedure for the pre-approval of non-audit services. The Audit Committee has selected and the Board of Directors has ratified the selection of KPMG LLP as the firm to conduct the audit of the financial statements of the Company and its subsidiaries for 2012. This selection is presented to the shareholders for ratification; however, the failure of the shareholders to ratify the selection will not change the engagement of KPMG LLP for 2012. The Audit Committee will consider the vote of the shareholders for future engagements. Representatives of KPMG LLP are expected to be present at the Meeting and will be available to respond to appropriate questions. The representatives will also be provided an opportunity to make a statement.

The Board of Directors Recommends a Vote FOR Ratification of the Selection of KPMG LLP as the Independent Registered Public Accountants for 2012

PROPOSAL THREE

APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS
UNDER THE COMMERCE BANCSHARES, INC. 2005 EQUITY INCENTIVE PLAN AND
THE COMMERCE BANCSHARES, INC. EXECUTIVE INCENTIVE COMPENSATION PLAN
FOR PURPOSES OF SECTION 162(M) OF THE INTERNAL REVENUE CODE
General Plan Information
The board of directors recommends that shareholders approve the material terms of the performance goals under our 2005 Equity Incentive Plan (“EIP”) and our Executive Incentive Compensation Plan (“EICP”) (together, the “Plans”) to provide for our ability to deduct compensation associated with future performance-based incentive awards to be made under the Plans for tax purposes.

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount we may deduct in any one year for compensation paid to our “covered employees.” A covered employee means a person specified in Section 162(m), as clarified in Notice 2007-49, which generally includes our chief executive officer and each of our other three most highly-compensated executive officers other than our chief financial officer. There is, however, an exception to this limit for certain performance-based compensation, and awards made pursuant to the Plans may constitute performance-based compensation not subject to the deductibility limitation of Internal Revenue Code Section 162(m). In order to continue to qualify for this exception, the shareholders must re-approve, every five years, the material terms of the performance goals of the plan under which compensation will be paid. The material terms are the same as those stated in the EICP and EIP, respectively, which were previously approved by shareholders, and the operation of the Plans will not change if shareholders approve this proposal.  As discussed under the heading "Annual Cash Incentive Compensation" in the section entitled Compensation Discussion and Analysis, the Committee awarded a 2011 performance-based bonus to Mr. David W. Kemper subject to shareholder approval of this Proposal Three.

If shareholders do not approve this proposal, our ability to fully deduct performance-based compensation paid to covered employees will be impaired and the amount we pay in corporate income taxes would likely increase.
The material terms of the performance goals are (i) eligibility and participation, (ii) the business criteria on which the performance goals are based, and (iii) maximum awards under a plan, which we describe further below.
Eligibility and Participation
The Compensation and Human Resources Committee has the exclusive right, subject to applicable law and stock exchange listing standards, to determine, or delegate the authority to determine, those persons who will be granted awards under a Plan. The EIP is drafted broadly to permit the Committee to make grants to all of our employees (including employees of our subsidiaries or affiliates), however, the Committee has made awards only to key employees who are in a position to make significant contributions to our business. As of December 31, 2011, the Company employed 4,237 persons on a full-time basis and 623 on a part-time basis. The EICP permits the Committee to make grants to all of our officers (including officers of our subsidiaries or affiliates). As of December 31, 2011, the Company had approximately 1361 officers.
Performance Goals
In setting the performance goals under either Plan, the Committee may use one or more of the following measures: revenue, earnings, earnings per share, pre-tax earnings and net profits, stock price, market share, costs, return on equity, efficiency ratio (non-interest expense divided by total revenue), asset management, asset quality, asset growth and budget achievement on a consolidated basis or within subdivisions and other groups. Any performance measures on which the Committee bases performance goals may be used to measure the performance of Commerce Bancshares, Inc. as compared to the performance of a group of peer companies the Committee deems appropriate.

Annual Award Limits
Under the EICP, no more than $1.5 million of awards may be made annually to any one person.
The following annual award limits apply to awards made pursuant to the EIP:

Options: The maximum aggregate number of shares subject to options that may be granted in any one plan year to any one participant is 250,000.

Stock Appreciation Rights: The maximum number of shares subject to stock appreciation rights that may be granted in any one plan year to any one participant is 250,000.

Restricted Stock or Restricted Stock Units:    The maximum aggregate number of shares of restricted stock or number of restricted stock units that may be granted in any one plan year to any one participant is 50,000.

Performance Units or Performance Shares:    The maximum aggregate award of performance units that may be granted in any one plan year to any one participant is limited to an initial value of $2,500,000 and the maximum aggregate award of performance shares is 50,000 shares if such award is payable in shares.

Cash-Based Awards: The maximum aggregate amount awarded or credited with respect to cash-based awards in any one plan year to any one participant may not exceed $5,000,000.

Other Stock-Based Awards:    The maximum aggregate number of shares that may be granted pursuant to other stock-based awards in any one plan year to any one participant is 50,000 or the initial value of 50,000 shares.

Other Plan Provisions
EIP
The following is a summary of the material terms of the EIP and is qualified in its entirety by reference to the EIP, which is attached as Appendix A to this Proxy Statement. The EIP permits the award of stock options (both “incentive stock options” within the meaning of Section 421 of the Internal Revenue Code and “non-qualified stock options”), SARs, restricted stock and restricted stock units, performance awards, or other equity-based awards, including unrestricted shares of Common Stock, subject to the terms and conditions determined by the Committee and the terms and conditions of the EIP. Awards may be subject to restrictions as determined by the Committee. In addition, awards may be subject to vesting requirements as set forth in the EIP or any award agreement, and may be subject to termination or forfeiture on the terms and conditions set forth in the EIP or any award agreement.
Awards may be granted alone or in addition to any other award granted under the EIP or any other compensation plan. Awards can be granted for no cash consideration or for cash or other consideration as determined by the Committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive cash, or shares of Common Stock, or any combination of these in a single payment. The exercise price per share under any stock option and the grant price of any SAR may not be less than the fair market value on the date of grant of such option or SAR unless the award is in substitution for an award previously granted by an entity acquired by the Company. The grant of a stock option is not expected to result in any taxable income for the recipient. Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock acquired on the date of exercise over the exercise price, and the Company will generally be entitled at that time to an income tax deduction for the same amount. The holder of an incentive stock option generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise), and the Company will not be entitled to an income tax deduction.
The aggregate number of shares of the Company's Common Stock that remain authorized for issuance under the EIP is 3,119,281 as of December 31, 2011. Shares related to awards that are forfeited or expire unexercised are added back and available again under the EIP. The closing price of the Common Stock as of the record date was $39.45 per share.
The Board may amend, alter or discontinue the EIP at any time, although shareholder approval must be obtained if required to maintain compliance with the Internal Revenue Code, by any applicable law or for any action that would, absent such approval, violate the rules and regulations of any securities exchange applicable to the Company.
See “Elements of Compensation-Long-Term Equity Awards,” and “Grants of Plan-Based Awards in 2011” for a description of awards made under the EIP in 2011 and other terms of the EIP.
EICP
The following is a summary of the material terms of the EICP and is qualified in its entirety by reference to the EICP, which is attached as Appendix B to this Proxy Statement. The purpose of the EICP is to provide incentive compensation awards to those individuals whose management efforts reflect a desire to meet commonly agreed upon objectives or to those who by their superior performance directly contribute to the profitability of the Company and to encourage the retention of outstanding contributors. The Board determines the aggregate incentive compensation awards to be granted based on the recommendation of the Committee, and the Committee determines individual incentive compensation awards.
Awards payable under the EICP are normally payable in cash. The awards are generally paid as soon as practicable after the awards are determined, unless the recipient of the award elects to defer receipt of the award as provided in the EICP.
See “Elements of Compensation-Annual Cash Incentive Compensation,” “Grants of Plan-Based Awards in 2011,” and “Nonqualified Deferred Compensation in 2011” for a description of awards made under the EICP in 2011 and other terms of the EICP.
The full text of each plan is attached as Appendix A and Appendix B, respectively, to this Proxy Statement.
Shareholder Approval

Shareholders previously approved the EICP and the EIP.  We are asking shareholders to reapprove the material terms of the performance goals under the EICP and EIP for the payment of performance-based awards granted under the Plans in order to be fully deductible for U.S. federal income tax purposes.  Ensuring that incentive compensation is deductible by the corporation for U.S. federal income tax purposes will help to minimize our income taxes and control costs.

The Board of Directors Recommends a Vote FOR the proposal to approve the material terms of the performance goals under the Commerce Bancshares, Inc. 2005 Equity Incentive Plan and the Commerce Bancshares, Inc. Executive Incentive Compensation Plan.

PROPOSAL FOUR
SAY ON PAY --- ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION
The following proposal is an advisory, non-binding vote on the compensation of the Company’s named executive officers as required by Section 14A of the Securities Exchange Act which was added by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and by rules of the SEC. Shareholders are being asked to approve the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion & Analysis, tabular disclosures, and other narrative executive compensation disclosures in the proxy statement. The vote is not binding on the Company.
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
The Company’s goal for its executive compensation program is to attract, motivate and retain a talented team of executives who will provide leadership for the Company’s success in a highly regulated industry and in competitive markets. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its shareholders’ long-term interests. The Company believes that its executive compensation program, which emphasizes long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of its shareholders. Please refer to the Compensation Discussion and Analysis beginning on page 16 of this Proxy Statement for a thorough discussion of the Company’s executive compensation program. As an advisory vote, this proposal is not binding on the Company; however, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.
At last year's annual meeting, the shareholders had the opportunity, on a non-binding basis, to inform the Company on how often shareholders wish to include a "say-on-pay" proposal in the Company's proxy statements. The Board recommended, and the shareholders approved (on a non-binding basis), a "say-on-pay" vote on an annual basis. Accordingly, the Board determined that a "say-on-pay" vote would be held annually. The next "say-on-pay" vote will therefore be held at the Company's 2013 annual meeting.

The Board of Directors Recommends a Vote FOR Proposal Four

PROPOSAL FIVE

SHAREHOLDER PROPOSAL REQUESTING NECESSARY STEPS TO CAUSE THE
ANNUAL ELECTION OF ALL DIRECTORS

The following proposal has been validly submitted by Mr. Gerald R. Armstrong, a shareholder of the Company. As of the record date, Mr. Armstrong owned 318 shares of Company stock. Mr. Armstrong's mailing address is 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917. His telephone number is 303-355-1199.

RESOLUTION

That the shareholders of COMMERCE BANCSHARES, INC. request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.
STATEMENT

This proposal has been presented in past annual meetings where it did not receive a majority of the votes. Strong support for the proposal was present and the proponent believes that greater support may exist now. He notes that at a competitor, this proposal passed in its 2011 meeting with 19,041,796 shares, 55.17% of the vote, worth $789,853,699.08 on the meeting date, were voted in its favor. UMB Financial Corporation has amended its corporate by-laws to require annual election of all Directors.

The current practice of electing only one-third of the directors for three-year terms is not in the best interest of the corporation or its shareholders. Eliminating this staggered system increases accountability and gives shareholders the opportunity to express their views on the performance of each director annually.

The proponent believes accountability by Directors is essential to owners of any corporation and annual election, or re-election, of all Directors can increase accountability.

Investors appear to be strongly supporting good corporate governance policies and practices, and the level of accountability created by each, which so often are closely related to financial performance.

While it may be argued that directors need and deserve continuity, Directors should become aware that continuity and tenure are best assured when their performance as Directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders.

In the unlikely event that shareholders do vote to replace all directors , such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

The proponent believes that the high level of competence we have currently at Commerce Bancshares, may not exist in the next generation of directors and that shareholders should be assured of accountability.

If you agree that shareholders may benefit from greater accountability afforded by annual elections for all Directors, please vote "FOR" this proposal.

MANAGEMENT STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

The Board of Directors recommends a vote AGAINST this proposal that asks the Board to take the steps necessary to declassify the Board of Directors and require that all Directors stand for election annually. An identical proposal was submitted in 2009 and 2010 by Mr. Armstrong and the shareholders defeated the proposal both times. The Company's Board currently consists of eleven Directors divided into three classes consisting of four, four and three Directors. One class is elected at each annual meeting of the shareholders for a three year term. The classified Board provision is found in the Articles of Incorporation that were adopted in 1966. In support of its opposition, the Board offers the following reasons to vote AGAINST the proposal:

The incorporators of the Company recognized the value of providing for the continuity of leadership. As important as that principle may be generally, it is even more important in a complex and highly regulated industry. With the multiple challenges and opportunities that confront financial institutions today, continuity of experience is vital. Good corporate planning and initiatives are strategic in nature and often require several years to implement and realize results. The proponent would have you believe that it is in the best interests of shareholders to be able to elect or replace the entire Board each year, including those Directors who also serve as executives of the Company. Such an outcome would be disruptive, if not disastrous, to corporate planning and the long term stability of the Company. A classified Board insures that there is some continuity of leadership. Even with a classified Board, shareholders have the ability to elect a majority of the Board within two consecutive annual meetings. Two annual meetings could occur within as little as a twelve month period. That ability provides shareholders with considerable influence over the affairs of the Company and holds the Directors accountable for their actions. The recent history of disruptions in credit markets and government injection of capital into financial institutions both large and small highlight the necessity of shareholders being represented by a board of directors with the experience and institutional knowledge to guide the Company through difficult times.

A classified Board also protects the Company and you its shareholders from the coercive tactics employed by those that seek hostile takeovers. Without classification, those with hostile intent and no concern for current shareholders could obtain control of the Board at one annual meeting. A classified Board prevents such action and enables the Board, if so desired and in the best interests of shareholders, to negotiate at arm's length the most favorable terms for the Company's shareholders. The Board feels that this protection and the leverage it provides are necessary to protect the shareholders and create real shareholder value.

The proponent's statement mentions action taken by another financial institution; however, the Board feels strongly that what may be appropriate for one company is not appropriate for all. Shareholders should look at the history and performance of the Company and its record of providing shareholder value. The Company has an excellent record of providing shareholder value, as evidenced by the fact that the Board has increased cash dividends each year for 44 consecutive years and has declared 5% stock dividends for seventeen straight years. Those actions, the Company's record of profitable operations, and the share repurchase plan adopted by the Board provide real value for shareholders.
Lastly, the Board wants to assure shareholders that it is well aware of the fiduciary duties of care and loyalty owed to the Company and its shareholders. Those duties exist regardless of the Director's term of office. Recognition and adherence to those duties provide the highest form of accountability of the Directors to the Company and its shareholders.

Approval of this shareholder proposal requires the affirmative vote of a majority of those shares present in person or represented by proxy at the Annual Meeting. Abstentions will be treated as votes against this proposal and broker non-votes will be treated as not entitled to vote and have no effect on the outcome.

The Board of Directors Recommends a Vote AGAINST the Shareholder Proposal Requesting Necessary Steps to Cause the Annual Election of All Directors. Proxies Received Will Be Voted AGAINST the Shareholder Proposal Unless Shareholders Specify Otherwise in the Proxy

OTHER MATTERS
The management of the Company does not know of any matter or business to come before the meeting other than that referred to in the notice of meeting but it is intended that, as to any such other matter or business, the person named in the accompanying proxy will vote said proxy in accordance with the judgment of the person or persons voting the same.
ELECTRONIC ACCESS TO PROXY STATEMENT AND ANNUAL REPORT
Shareholders of record can view the proxy statement and the 2011 annual report as well as vote their shares at www.envisionreports.com/CBSH. Shareholders who hold their Company stock through a bank, broker or other holder of record may view the proxy statement and 2011 annual report at www.edocumentview.com/CBSH.

The proxy statement and the 2011 annual report are also available on the Company’s Internet site at
www.commercebank.com/ir.
Most Shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Shareholders of record can choose this option and save the Company the cost of producing and mailing these documents by enrolling for electronic delivery at Computershare’s investor website http://www.computershare.com/investor. Just use your existing login ID and Password or create a new login ID and Password and follow the prompts to “Enroll in Electronic Delivery.” Shareholders who choose to view future proxy statements and annual reports over the Internet will receive an email message next year from the Company with instructions containing the Internet address of those materials. The election may be withdrawn at any time by accessing your account on the website and changing the election. Shareholders do not have to elect Internet access each year.
Employee PIP (401K) shareholders who have a company email address and online access will automatically be enrolled to receive the annual report and proxy statement over the Internet unless they choose to opt out.
Shareholders who hold their Company stock through a bank, broker or other holder of record, should refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.
The Company undertakes to provide without charge to each person solicited, upon the written request of such person, a copy of the Company's annual report on Form 10-K, including the financial statements and financial statement schedules, required to be filed with the Security Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act for the Company's most recent fiscal year. Written requests should be directed to Commerce Bancshares, Inc., attn: Jeffrey D. Aberdeen, Controller, 1000 Walnut Street, Kansas City, MO 64141.
By Order of the Board of Directors

James L. Swarts
Secretary
March 14, 2012

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APPENDIX A

COMMERCE BANCSHARES, INC.
2005 EQUITY INCENTIVE PLAN
This 2005 Equity Incentive Plan originally adopted by Commerce Bancshares, Inc. on the 28th day of January, 2005 is restated with all amendments as of February 10, 2012.
SECTION 1
EFFECTIVE DATE AND PURPOSE
1.1    Effective Date. The Board of Directors of the Company has adopted the Plan on January 28, 2005, subject to the approval of the stockholders of the Company within twelve (12) months of such date.

1.2    Purpose of the Plan. The Plan is designed to provide a means to attract, motivate and retain eligible Participants and to further the growth and financial success of the Company by aligning the interests of Participants through the ownership of Shares and other incentives with the interests of the Company's stockholders.

SECTION 2
DEFINITIONS
2.1    The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.2    “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.3    “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Stock-Based Awards, or Stock Appreciation Rights.

2.4    “Award Agreement” means either (1) the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan or (2) a statement issued by the Company to a Participant describing the terms and provisions of such Award.

2.5    “Board” or “Board of Directors” means the Board of Directors of the Company.

2.6    “Cause” means a Participant's dishonesty, theft, embezzlement from the Company, willful violation of any rules of the Company pertaining to the conduct of Employees or the commission of a willful felonious act while an Employee, or violation of any, agreement related to non-competing, non-solicitation of employees or customers or confidentiality between the Company and the Participant.

2.7    “Change in Control” shall have the meaning assigned to such term in Section 14.

2.8    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.9    “Committee” means the Compensation and Human Resources Committee of the Board of Directors.

2.10    “Company” means Commerce Bancshares, Inc., a Missouri corporation, or any successor thereto.

2.11    “Disability” means a permanent and total disability that qualifies a Participant for disability benefits under the Social Security Act; provided, however, that with respect to Restricted Stock Units, “Disability” means “disability” within the meaning of section 409A of the Code.

2.12    “Employee” means any employee of the Company or any of its Subsidiaries, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.13    “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option or Stock Appreciation Right.

2.14    “Fair Market Value” means, as of any given date, (i) the closing sales price of the Shares on any national securities exchange on which the Shares are listed; (ii) the closing sales price if the Shares are listed on The Nasdaq Stock Market or other over the counter market; or (iii) if there is no regular public trading market for such Shares, the fair market value of the Shares as determined by the Committee.

2.15    “Fiscal Year” means the fiscal year of the Company.

2.16    “Grant Date” means, with respect to an Award, the date such Award is granted to a Participant.

2.17    “Incentive Stock Option” means an Option to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of section 422 of the Code.

2.18    “Nonqualified Stock Option” means an Option to purchase Shares which is not an Incentive Stock Option.

2.19    “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.20    “Participant” means an employee who has an outstanding Award under the Plan.

2.21    “Performance Goals” shall mean any or all of the following: revenue, earnings, earnings per share, pre-tax earnings and net profits, stock price, market share, costs, return on equity, efficiency ratio (non-interest expense, divided by total revenue), asset management, asset quality, asset growth or budget achievement. Performance Goals need not be the same with respect to all Participants and may be established separately for the Company as a whole or for its various groups, divisions, subsidiaries, and may be based on performance in comparison to performance by unrelated businesses specified by the Committee. All calculations and financial accounting matters relevant to this Plan shall be determined in accordance with GAAP, except as otherwise directed by the Committee.

2.22    “Performance Period” means the time period during which the performance objectives must be met.

2.23    “Performance Share” means an Award granted to a Participant, as described in Section 9 herein.

2.24    “Performance Unit” means an Award granted to a Participant, as described in Section 9 herein.

2.25    “Period of Restriction” means the period during which Restricted Stock awarded hereunder is subject to a substantial risk of forfeiture. As provided in Section 7, such restrictions may be based on the passage of time, the achievement of target levels of performance or the occurrence of other events as determined by the Committee.

2.26    “Plan” means the Commerce Bancshares, Inc. 2005 Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.27    “Restricted Stock” means an Award granted to a Participant pursuant to Section 7.

2.28    “Restricted Stock Unit” means an Award granted to a Participant, as described in Section 7 herein.

2.29    “Retirement” means a Termination of Service after the Participant attains age 60 and completes 10 years of continuous service, measured from the most recent date of hire.

2.30    “Section 16 Person” means a person who, with respect to the Shares, is subject to Section 16 of the 1934 Act, as determined by the Board.

2.31    “Shares” means the shares of common stock, $5.00 par value, of the Company.

2.32    “Stock Appreciation Right” means an Award granted to a Participant pursuant to Section 8.

2.33    “Subsidiary” means any corporation, partnership, joint venture, limited liability company, or other entity (other than the Company) in an unbroken chain of entities beginning with the Company if, at the time of the granting of an Award, each of the entities other than the last entity in the unbroken chain owns more than fifty percent (50%) of the total combined voting power in one of the other entities in such chain.

2.34    “Termination of Service” means a cessation of the employee-employer relationship between a Participant and the Company or a Subsidiary for any reason but excluding any such cessation where there is a simultaneous reengagement of the person by the Company or a Subsidiary.

SECTION 3
ELIGIBILITY
3.1    Participants. Awards may be granted in the discretion of the Committee among employees of the Company and its Subsidiaries.

3.2    Non-Uniformity. Awards granted hereunder need not be uniform among eligible Participants and may reflect distinctions based on title, compensation, responsibility or any other factor the Committee deems appropriate.

SECTION 4
ADMINISTRATION
4.1    The Committee. The Plan will be administered by the Committee, which, to the extent deemed necessary or appropriate by the Board, will consist of two or more persons who satisfy the requirements for a “non-employee director” under Rule 16b-3 promulgated under the 1934 Act and/or the requirements for an “outside director” under section 162(m) of the Code. The members of the Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. In the absence of such appointment, the Board of Directors shall serve as the Committee and shall have all of the responsibilities, duties, and authority of the Committee set forth herein.

4.2    Authority of the Committee. The Committee shall have the exclusive authority to administer and construe the Plan in accordance with its provisions. The Committee's authority shall include, without limitation, the power to (a) determine persons eligible for Awards, (b) prescribe the terms and conditions of the Awards, (c) interpret the Plan and the Awards, (d) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (e) interpret, amend or revoke any such rules. With respect to any Award that is intended to qualify as “performance-based compensation” within the meaning of section 162(m) of the Code, the Committee shall have no discretion to increase the amount of compensation that otherwise would be due upon attainment of a Performance Goal, although the Committee may have discretion to deny an Award or to adjust downward the compensation payable pursuant to an Award, as the Committee determines in its sole judgment.

4.3    Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more officers of the Company; provided, however, that the Committee may not delegate its authority and powers in any way which would jeopardize the Plan's qualification under Rule 16b-3 and may not delegate its authority and powers with respect to any Award that is intended to qualify as performance-based compensation.

4.4    Factors to Consider for Granting Awards. In making the determination as to the persons to whom an Award shall be granted, the Committee or any delegate may take into account such individual's salary and tenure, duties and responsibilities, their present and potential contributions to the success of the Company, the recommendation of supervisors, and such other factors as the Committee or any delegate may deem important in connection with accomplishing the purposes of the Plan.

4.5    Decisions Binding. All determinations and decisions made by the Committee and any of its delegates pursuant to Section 4.3 shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 5
SHARES SUBJECT TO THE PLAN
5.1    Number of Shares. Subject to adjustment as provided in Section 5.3, the total number of Shares available for grant under the Plan shall not exceed 4,000,000 Shares. Shares granted under the Plan may be either authorized but unissued Shares or treasury Shares, or any combination thereof. No more than 800,000 Shares may be granted as Restricted Stock, Restricted Stock Units, Performance Shares and Stock-Based Awards.

5.2    Lapsed Awards. Unless determined otherwise by the Committee, Shares related to Awards that are forfeited, terminated or expire unexercised, shall be available for grant under the Plan. Shares that are tendered by a Participant to the Company in connection with the exercise of an Award, withheld from issuance in connection with a Participant's payment of tax withholding liability, settled in cash in lieu of Shares, or settled in such other manner so that a portion or all of the Shares included in an Award are not issued to a Participant shall not be available for grant under the Plan.

5.3     Adjustments in Awards and Authorized Shares. In the event of a stock dividend or stock split, the number of Shares subject to outstanding Awards and the numerical limits of Sections 5.1 and 6.1 shall automatically be adjusted to prevent the dilution or diminution of such Awards, except to the extent directed otherwise by the Committee, and in the event of such an adjustment to an Option or Stock Appreciation Right, the exercise price thereof shall be correspondingly adjusted in the manner prescribed by Internal Revenue Code sections 162(m) and 409A so as not to result in loss of “performance based” treatment for purposes of Internal Revenue Code section 162(m) and so as not to result in the Option or Stock Appreciation Right becoming subject to Internal Revenue Code section 409A. In the event of a merger, reorganization, consolidation, recapitalization, separation, liquidation, combination, or other similar change in the corporate structure of the Company affecting the Shares, the Committee shall adjust the number and class of Shares which may be delivered under the Plan, the number, class and price of Shares subject to outstanding Awards, and the numerical limits of Sections 5.1 and 6.1 in such manner as the Committee shall determine to be advisable or appropriate to prevent the dilution or diminution of such Awards. Any such numerical limitations shall be subject to adjustment under this Section only to the extent such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under section 162(m) of the Code or the ability to grant or the qualification of Incentive Stock Options under the Plan. In addition, other than with respect to Options, Stock Appreciation Rights, and Awards intended to constitute “performance-based compensation” under section 162(m) of the Code, the Committee is authorized to make adjustments to the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or in response to changes in applicable laws, regulations, or accounting principles. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on all Participants.

5.4    Repurchase Option. To the extent consistent with the requirements of section 409A of the Code, the Committee may include in the terms of any Award Agreement, other than an Award Agreement with respect to Stock Appreciation Rights, that the Company shall have the option to repurchase Shares of any Participant acquired pursuant to the Award granted under the Plan upon a Participant's Termination of Service. The terms of such repurchase right shall be set forth in the Award Agreement.

5.5    Buy-Out Provision. To the extent consistent with the requirements of section 409A of the Code, the Committee may at any time offer on behalf of the Company to buy-out, for a payment in cash or Shares, an Award previously granted, based on such terms and conditions as the Committee shall establish and communicate to the Participants at the time such offer is made; provided, however, to the extent Sections 13(e) and/or 14(e) of the 1934 Act and the rules and regulations thereunder are applicable to any such offer, the Company shall comply with the requirements of such sections.

5.6    Restrictions on Share Transferability. The Committee may impose such restrictions on any Award of Shares or Shares acquired pursuant to the exercise of an Award as it may deem advisable or appropriate, including, but not limited to, restrictions related to applicable Federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, and any blue sky or state securities laws.

5.7    Minimum Vesting. Except for Awards with a value of less than $10,000 at the Grant Date, no more than 25% of an Award may be vested prior to the first anniversary of the Grant Date; provided, that an Award may become fully vested prior to the first anniversary of the Grant Date in the event of a Termination of Service due to death, Disability or Retirement.

SECTION 6
STOCK OPTIONS
6.1    Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants at any time and from time to time as determined by the Committee. The Committee shall determine the number of Shares subject to each Option. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or any combination thereof. No more than 4,000,000 Shares may be issued as Incentive Stock Options under the Plan. The maximum aggregate number of Shares that may be granted in the form of Options in any one Fiscal Year to a Participant shall be 250,000.

6.2    Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise of the Option and such other terms and conditions as the Committee shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

6.3    Exercise Price. Subject to the provisions of this Section 6.3, the Exercise Price for each Option shall be determined by the Committee and shall be provided in each Award Agreement.

6.3.1    Nonqualified Stock Options. In the case of a Nonqualified Stock Option, the Exercise Price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, in no case shall the Exercise Price be less than the par value of such Share.

6.3.2    Incentive Stock Options. In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; or one hundred ten percent (110%) of the Fair Market Value of a Share if the Participant (together with persons whose stock ownership is attributed to the Participant pursuant to section 424(d) of the Code) owns on the Grant Date stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries; provided, however, in no case shall the Exercise Price be less than the par value of such Share.

6.3.3    Substitute Options. Notwithstanding the provisions of Sections 6.3.1 and 6.3.2, in the event that the Company consummates a transaction described in section 424(a) of the Code, persons who become Participants on account of such transaction may be granted Options in substitution for options granted by such former employer or recipient of services. If such substitute Options are granted, the Committee, consistent with section 424(a) of the Code, may determine that such substitute Options shall have an exercise price less than one hundred (100%) of the Fair Market Value of the Shares on the Grant Date.

6.4    Expiration of Options.

6.4.1    Expiration Dates. Except as provided in Section 6.7.3 regarding Incentive Stock Options, each Option shall terminate upon the earliest to occur of the following events:

(a)	The date(s) for termination of the Option set forth in the Award Agreement;

(b)	The date determined under Section 6.8 regarding Termination of Service; or

(c)	The expiration of ten (10) years from the Grant Date.

6.4.2    Committee Discretion. Subject to the limits of Section 6.4.1, the Committee shall provide in each Award Agreement when each Option expires and becomes unexercisable.

6.5    Exercisability of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine. After an Option is granted, the Committee may accelerate or waive any condition constituting a substantial risk of forfeiture applicable to the Option. The Committee may not, after an Option is granted, extend the maximum term of the Option.

6.6    Payment. Options shall be exercised by a Participant's delivery of a written notice of exercise to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

Upon the exercise of an Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee may also permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, or (b) by any other means which the Committee determines to provide legal consideration for the Shares, and to be consistent with the purposes of the Plan.
As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver to the Participant, Share certificates (which may be in book entry form) representing such Shares. Until the issuance of the stock certificates, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares as to which the Option has been exercised. No adjustment will be made for a dividend or other rights for which a record date is established prior to the date the certificates are issued.
6.7    Certain Additional Provisions for Incentive Stock Options.

6.7.1    Exercisability. The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.

6.7.2    Company and Subsidiaries Only. Incentive Stock Options may be granted only to Participants who are employees of the Company or a subsidiary corporation (within the meaning of section 424(f) of the Code) on the Grant Date.

6.7.3    Expiration. No Incentive Stock Option may be exercised after the expiration of ten (10) years from the Grant Date; provided, however, that if the Option is granted to an employee who, together with persons whose stock ownership is attributed to the employee pursuant to section 424(d) of the Code, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date.

6.8    Termination of Service.

6.8.1    Termination for Cause. Unless otherwise specifically provided in the Award Agreement, an Option may not be exercised after a Participant's Termination of Service by the Company or a Subsidiary for Cause.

6.8.2    Termination Due To Death. Unless otherwise specifically provided in the Award Agreement, an Option may not be exercised more than one (1) year after a Participant's Termination of Service due to death, but in no event after the expiration of the term of the Option.

6.8.3    Termination Due to Disability. Unless otherwise specifically provided in the Award Agreement, an Incentive Stock Option may not be exercised more than one year from the date of Termination of Service due to Disability, and a Nonqualified Stock Option may not be exercised more than 36 months from the date of Termination of Service due to Disability, but in no event after the expiration of the term of the Option.

6.8.4    Termination Due to Retirement. Unless otherwise specifically provided in the Award Agreement, an Incentive Stock Option may not be exercised more than three months after a Termination of Service due to Retirement, and a Nonqualified Stock Option may not be exercised more than 36 months from the date of Termination of Service due to Retirement, but in no event after the expiration of the term of the Option.

6.8.5    Other Voluntary Terminations. Unless otherwise specifically provided in the Award Agreement, an Option may not be exercised after the date of Termination of Service due to voluntary termination other than for Retirement.

6.8.6    Termination For Other Reasons. Unless otherwise specifically provided in the Award Agreement, an Option may not be exercised more than three months after a Participant's Termination of Service for any reason other than described in Section 6.8.1 through 6.8.5, but in no event after the expiration of the term of the Option.

6.8.7    Leave of Absence. The Committee may make such provision as it deems appropriate with respect to Participants on a leave of absence.

6.9    Restriction on Option Transfer. Except as otherwise determined by the Committee and set forth in the Award Agreement, no Option may be transferred, gifted, bequeathed, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily, except that the Committee may permit a transfer, upon the Participant's death, to beneficiaries designated by the Participant as provided in Section 11.6.

6.10    Repricing of Options. Notwithstanding any provision of this Plan other than Section 5.3, the Company may not reprice, replace or regrant an outstanding Option either in connection with the cancellation of such Option or by amending an Award Agreement to lower the exercise price of such Option. This prohibition includes the inability to cancel an Option at a time when its exercise price is equal to or greater than the fair market value of the underlying Shares in exchange for cash, another Award or other consideration.

SECTION 7
RESTRICTED STOCK AND RESTRICTED STOCK UNITS
7.1    Grant of Restricted Stock/Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. The Committee shall determine the number of Shares to be granted to each Participant. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the date of grant. No more than 50,000 shares of Restricted Stock and/or Restricted Stock Units may be granted to any one Participant in any one Fiscal Year.

7.2    Restricted Stock Agreement. Each Award of Restricted Stock and/or Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares of Restricted Stock (or the number of Restricted Stock Units) granted, and such other terms and conditions as the Committee shall determine.

7.3    Transferability. Except as otherwise determined by the Committee and set forth in the Award Agreement, Shares of Restricted Stock and/or Restricted Stock Units may not be sold, transferred, gifted, bequeathed, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily, until the end of the applicable Period of Restriction.

7.4    Other Restrictions. The Committee may impose such other restrictions on Shares of Restricted Stock or Restricted Stock Units as it may deem advisable or appropriate in accordance with this Section 7.4.

7.4.1    General Restrictions. The Committee may set restrictions based upon (a) the achievement of specific Performance Goals, (b) other performance objectives (Company-wide, divisional or individual), (b) applicable Federal or state securities laws, (c) time-based restrictions, or (d) any other basis determined by the Committee.

7.4.2    Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock or Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its sole discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Restricted Stock or Restricted Stock Units to qualify as “performance-based compensation” under section 162(m) of the Code. In granting Restricted Stock or Restricted Stock Units that are intended to qualify under section 162(m) of the Code, the Committee shall follow any procedures determined by it in its sole discretion from time to time to be necessary, advisable or appropriate to ensure qualification of the Restricted Stock under section 162(m) of the Code.

7.4.3    Legend on Certificates. The Committee may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions. For example, the Committee may determine that some or all certificates representing Shares of Restricted Stock shall bear the following legend:

“THE SALE OR OTHER TRANSFER OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, WHETHER VOLUNTARY, INVOLUNTARY, OR BY OPERATION OF LAW, IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE COMMERCE BANCSHARES, INC. 2005 EQUITY INCENTIVE PLAN, AND IN A RESTRICTED STOCK AGREEMENT. A COPY OF THE PLAN AND SUCH RESTRICTED STOCK AGREEMENT MAY BE OBTAINED FROM THE SECRETARY OF THE COMPANY.”
7.4.4    Retention of Certificates. To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company's possession until such time as all conditions and restrictions applicable to such Shares have been satisfied or lapse.

7.5    Removal of Restrictions. With respect to Awards of Restricted Stock, the Committee may accelerate the time at which any restrictions shall lapse and remove any restrictions. With respect to Awards of Restricted Stock Units, the Committee may accelerate or waive any condition constituting a substantial risk of forfeiture applicable to the Restricted Stock Units. However, in no event may the restrictions on Shares granted to a Section 16 Person lapse until at least six months after the grant date (or such shorter period as may be permissible while maintaining compliance with Rule 16b-3). After the end of the Period of Restriction, the Participant shall be entitled to have any legend or legends under Section 7.4.3 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant, subject to any other restrictions on transfer which may apply to such Shares. Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion, shall determine, as set forth in the Award Agreement.

7.6    Voting Rights. Except as otherwise determined by the Committee and set forth in the Award Agreement, Participants holding Shares of Restricted Stock granted hereunder shall have voting rights during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

7.7    Dividends and Other Distributions. Except as otherwise determined by the Committee and set forth in the Award Agreement, Participants holding Shares of Restricted Stock or Restricted Stock Units shall be entitled to receive all dividends and other distributions paid with respect to the underlying Shares or dividend equivalents during the Period of Restriction; provided, however, that with respect to Restricted Stock Units a date shall be set each year to pay dividend equivalents earned during the preceding 12 months. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

7.8    Return of Restricted Stock to Company. On the date set forth in the applicable Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and thereafter shall be available for grant under the Plan.

7.9    Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under section 83(b) of the Code. If a Participant makes an election pursuant to section 83(b) of the Code concerning a Restricted Stock Award, the Participant shall be required to promptly file a copy of such election with the Company.

SECTION 8
STOCK APPRECIATION RIGHTS
8.1    Grant of Stock Appreciation Rights. Subject to the terms and provisions of the Plan, if Shares are traded on an established securities market, Stock Appreciation Rights may be granted to Participants at any time and from time to time as determined by the Committee. The Committee shall determine the number of Shares subject to each Stock Appreciation Right, provided that during any Fiscal Year, no Participant may be granted Stock Appreciation Rights covering more than 250,000 Shares.

8.2    Award Agreement. Each Stock Appreciation Right shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Stock Appreciation Right, the number of Shares to which the Stock Appreciation Right pertains, any conditions to exercise of the Stock Appreciation Right and such other terms and conditions as the Committee shall determine.

8.3    Exercise Price. The Exercise Price for each Stock Appreciation Right shall be determined by the Committee and shall be provided in each Award Agreement; provided, however, the Exercise Price for each Stock Appreciation Right may not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

8.4    Expiration of Stock Appreciation Rights.

8.4.1    Expiration Dates. Each Stock Appreciation Right shall terminate upon the earliest to occur of the following events:

(a)    The date(s) for termination of the Stock Appreciation Right set forth in the Award
Agreement;

(b)    The date determined under Section 8.7 regarding Termination of Service; or

(c)     The expiration of ten (10) years from the Grant Date.

8.4.2    Committee Discretion. Subject to the limits of Section 8.4.1, the Committee shall provide in each Award Agreement when each Stock Appreciation Right expires and becomes unexercisable.

8.5    Exercisability of Stock Appreciation Rights. Stock Appreciation Rights granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine. After a Stock Appreciation Right is granted, the Committee may accelerate or waive any restrictions constituting a substantial risk of forfeiture on the exercisability of the Stock Appreciation Right.

8.6    Payment of Stock Appreciation. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

8.6.1    The difference between the Fair Market Value of a Share on the date of exercise over the Exercise
Price; by

8.6.2    The number of Shares with respect to which the Stock Appreciation Right is exercised.
Such payment shall be in Shares of equivalent value.
8.7    Termination of Service.

8.7.1    Termination for Cause. Unless otherwise specifically provided in the Award Agreement, a Stock Appreciation Right may not be exercised after a Participant's Termination of Service by the Company or a Subsidiary for Cause.

8.7.2    Termination Due To Death, Disability, or Retirement. Unless otherwise specifically provided in the Award Agreement, a Stock Appreciation Right may not be exercised more than one (1) year after a Participant's Termination of Service due to death or more than three (3) years after a Participant's Termination of Service due to Disability or Retirement.

8.7.3    Other Voluntary Terminations. Unless otherwise specifically provided in the Award Agreement, a Stock Appreciation Right may not be exercised after a Participant's voluntary Termination of Service for any reason other than Retirement.

8.7.4    Termination For Other Reasons. Unless otherwise specifically provided in the Award Agreement, an Stock Appreciation Right may not be exercised more than ninety (90) days after a Participant's Termination of Service for any reason other than described in Section 8.7.1 through 8.7.3.

8.8    Restriction on Transfer. No Stock Appreciation Right may be transferred, gifted, bequeathed, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily, except that the Committee may permit a transfer, upon the Participant's death, to beneficiaries designated by the Participant as provided in Section 11.6.

8.9    Voting Rights. Participants holding Stock Appreciation Rights granted hereunder shall have no voting rights.

8.10    Repricing of Stock Appreciation Rights. Notwithstanding any provision of this Plan other than Section 5.3, the Company may not reprice, replace or regrant an outstanding Stock Appreciation Right either in connection with the cancellation of such Stock Appreciation Right or by amending an Award Agreement to lower the exercise price of such Stock Appreciation Right. This prohibition includes the inability to cancel a Stock Appreciation Right at a time when its exercise price is equal to or greater than the fair market value of the underlying Shares in exchange for cash, another Award or other consideration

SECTION 9
PERFORMANCE UNITS/PERFORMANCE SHARES
9.1    Grant of Performance Units/Shares. Subject to the terms of the Plan, Performance Units and/or Performance Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Performance Units and Performance Shares granted to any Participant; provided, however, that during any Fiscal Year, (a) no Participant shall receive Performance Units having an initial value greater than $2,500,000, and (b) no Participant shall receive more than 50,000 Performance Shares.

9.2    Value of Performance Units/Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals or Performance Measures in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units/Shares that will be paid out to the Participant.

9.3    Performance Objectives and Other Terms. The Committee shall set performance objectives in its sole discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units or Performance Shares, or both, that will be paid out to the Participants. The time period during which the performance objectives must be met shall be called the “Performance Period”. Performance Periods of Awards granted to Section 16 Persons shall, in all cases, exceed six (6) months in length (or such shorter period as may be permissible while maintaining compliance with Rule 16b-3). Each Award of Performance Units or Performance Shares shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

9.3.1    General Performance Objectives. The Committee may set performance objectives based upon (a) the achievement of Company-wide, divisional or individual goals, (b) applicable Federal or state securities laws, or (c) any other basis determined by the Committee in its discretion.

9.3.2    Section 162(m) Performance Objectives. For purposes of qualifying grants of Performance Units or Performance Shares as “performance-based compensation” under section 162(m) of the Code, the Committee, in its sole discretion, may determine that the performance objectives applicable to Performance Units or Performance Shares, as the case may be, shall be based on the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Performance Units or Performance Shares, as the case may be, to qualify as “performance-based compensation” under section 162(m) of the Code. In granting Performance Units or Performance Shares which are intended to qualify under section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate in its sole discretion to ensure qualification of the Performance Units or Performance Shares, as the case may be, under section 162(m) of the Code (e.g., in determining the Performance Goals).

9.4    Earning of Performance Units/Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Shares shall be entitled to receive payout on the number and value of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals or Performance Measures have been achieved.

9.5    Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of the Plan the Committee, in its sole discretion, may pay earned Performance Units/Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award. Awards shall be paid no later than the last date permitted in order for the payment to be exempted from the definition of deferred compensation under section 409A of the Code.

9.6    Dividends and Other Distributions. At the discretion of the Committee, Participants holding Performance Units/Shares may be entitled to receive dividend equivalents with respect to dividends declared with respect to the Shares. Such dividends may be subject to the accrual, forfeiture, or payout restrictions as determined by the Committee in its sole discretion.

9.7    Termination of Employment/Service Relationship. In the event of a Participant's Termination of Service, all Performance Units/Shares shall be forfeited by the Participant unless determined otherwise by the Committee, as set forth in the Participant's Award Agreement. Any such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Performance Units/Shares issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

9.8    Nontransferability. Except as otherwise provided in a Participant's Award Agreement, Performance Units/Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

SECTION 10
STOCK-BASED AWARDS
10.1    Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. The Committee shall have complete discretion in determining the amount of Stock-Based Awards granted to any Participant; provided, however, that during any Fiscal Year, no Participant shall receive Stock-Based Awards that are based on more than 50,000 Shares or on the initial value of 50,000 Shares.

10.2    Performance Objectives and Other Terms8.3. Performance Objectives and Other Terms. The Committee shall set performance objectives in its sole discretion which, depending on the extent to which they are met, will determine the number or value of Stock-Based Awards that will be paid out to the Participants. Performance Periods of Awards granted to Section 16 Persons shall, in all cases, exceed six (6) months in length (or such shorter period as may be permissible while maintaining compliance with Rule 16b-3). Each Award of Stock-Based Awards shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Committee, in its sole discretion, shall determine.
10.2.1    General Performance Objectives. The Committee may set performance objectives based upon (a) the achievement of Company-wide, divisional or individual goals, (b) applicable Federal or state securities laws, or (c) any other basis determined by the Committee in its discretion.

10.2.2    Section 162(m) Performance Objectives. For purposes of qualifying grants of Stock-Based Awards as “performance-based compensation” under section 162(m) of the Code, the Committee, in its sole discretion, may determine that the performance objectives applicable to Stock-Based Awards, as the case may be, shall be based on the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Stock-Based Awards to qualify as “performance-based compensation” under section 162(m) of the Code. In granting Stock-Based Awards which are intended to qualify under section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate in its sole discretion to ensure qualification of the Stock-Based Awards under section 162(m) of the Code (e.g., in determining the Performance Goals).

10.3    Earning of Stock-Based Awards. Subject to the terms of this Plan, the holder of Stock-Based Awards shall be entitled to receive payout on the number and value of Stock-Based Awards earned by the Participant, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

10.4    Payment of Awards. Payment of earned Stock-Based Awards shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of the Plan, the Committee, shall pay earned Stock-Based Awards in Shares. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee. Awards shall be paid no later than the last date permitted in order for the payment to be exempted from the definition of deferred compensation under section 409A of the Code.

10.5    Termination of Employment/Service Relationship. In the event of a Participant's Termination of Service, all Stock-Based Awards to the extent not vested shall be forfeited by the Participant to the Company unless determined otherwise by the Committee, as set forth in the Participant's Award Agreement. Any such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

10.6    Nontransferability. Except as otherwise provided in a Participant's Award Agreement, Stock-Based Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

SECTION 11
MISCELLANEOUS
11.1    Deferrals. To the extent consistent with the requirements of section 409A of the Code, the Committee may provide in an Award Agreement or another document that a Participant is permitted to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award. Any such deferral election shall be subject to such rules and procedures as shall be determined by the Committee.

11.2    No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's employment or service at any time, with or without Cause. Employment with the Company or any Subsidiary is on an at-will basis only, unless otherwise provided by an applicable employment or service agreement between the Participant and the Company or any Subsidiary, as the case may be.

11.3    Participation. No Participant shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

11.4    Indemnification. Each person who is or shall have been a member of the Committee, or of the Committee, to the extent permitted under state law, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability or expense (including attorneys' fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company's prior written approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, by contract, as a matter of law or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

11.5    Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

11.6    Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant's death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator, executor or the personal representative of the Participant's estate.

11.7    No Rights as Stockholder. Except to the limited extent provided in Sections 7.6 and 7.7, no Participant (nor any beneficiary thereof) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or the exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or his or her beneficiary).

11.8    Investment Representation. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

11.9    Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

11.10    Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, or Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

SECTION 12
AMENDMENT, TERMINATION, AND DURATION
12.1    Amendment, Suspension, or Termination. The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason; provided, however, that if and to the extent required by law or to maintain the Plan's compliance with the Code, the rules of any national securities exchange (if applicable), or any other applicable law, any such amendment shall be subject to stockholder approval; and further provided, that no amendment shall permit the repricing, replacing or regranting of an Option either in connection with the cancellation of such Option or by amending an Award Agreement to lower the exercise price of such Option. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.

12.2    Duration of the Plan. The Plan shall become effective in accordance with Section 1.1, and subject to Section 12.1 shall remain in effect until the tenth anniversary of the effective date of the Plan.

SECTION 13
TAX WITHHOLDING
13.1    Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or the exercise thereof), the Company shall have the power and the right to deduct or withhold from any amounts due to the Participant from the Company, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state and local taxes (including the Participant's FICA obligation) required to be withheld with respect to such Award (or the exercise thereof).

13.2    Withholding Arrangements. The Committee, pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part, by (a) electing to have the Company withhold otherwise deliverable Shares, or (b) delivering to the Company Shares then owned by the Participant having a Fair Market Value equal to the amount required to be withheld. The amount of the withholding requirement shall be deemed to include any amount that the Committee agrees may be withheld at the time any such election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

SECTION 14
CHANGE IN CONTROL
14.1    Change in Control. Except with respect to Restricted Stock Unit Awards or any other Award that constitutes “deferred compensation” within the meaning of section 409A of the Code, an Award Agreement may provide or be amended by the Committee to provide that Awards granted under the Plan that are outstanding and not then exercisable or are subject to restrictions at the time of a Change in Control shall become immediately exercisable, and all restrictions shall be removed, as of such Change in Control, and shall remain as such for the remaining life of the Award as provided herein and within the provisions of the related Award Agreements or that Awards may terminate upon a Change in Control. For purposes of the Plan, a Change in Control means any of the following:

(a)    any Person is or becomes the "beneficial owner" (within the meaning of Rule 13d-3 promulgated under Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act")), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or
(b)    the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on January 28, 2005, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on January 28, 2005 or whose appointment, election or nomination for election was previously so approved; or
(c)    there is consummated a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 80% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its subsidiaries other than in connection with the acquisition by the Company or its subsidiaries of a business) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or
(d)    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated a sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 80% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.
For purposes of the above definition of Change in Control, "Person" shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
14.2    Other Awards.    An Award Agreement with respect to a Restricted Stock Unit Award or any other Award that constitutes “deferred compensation” within the meaning of section 409A of the Code may provide that the Award shall vest upon a “change in control” as defined in section 409A of the Code.

SECTION 15
LEGAL CONSTRUCTION
15.1    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

15.2    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

15.3    Requirements of Law. The grant of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required from time to time.

15.4    Securities Law Compliance. To the extent any provision of the Plan, Award Agreement or action by the Committee fails to comply with any applicable federal or state securities law, it shall be deemed null and void, to the extent permitted by law and deemed advisable or appropriate by the Committee.

15.5    Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Missouri.

15.6    Captions. Captions are provided herein for convenience of reference only, and shall not serve as a basis for interpretation or construction of the Plan.

On February 10, 2012, the Board adopted the following amendments to the Plan:

A.    The first sentence of Section 5.3 shall be amended to read as follows:
“5.3 Adjustments in Awards and Authorized Shares. In the event of a stock dividend or stock split, the number of Shares subject to outstanding Awards and the numerical limits of Sections 5.1 and 6.1 shall automatically be adjusted to prevent the dilution or diminution of such Awards, except to the extent directed otherwise by the Committee, and in the event of such an adjustment to an Option or Stock Appreciation Right, the exercise price thereof shall be correspondingly adjusted in the manner prescribed by Internal Revenue Code sections 162(m) and 409A so as not to result in loss of “performance based” treatment for purposes of Internal Revenue Code section 162(m) and so as not to result in the Option or Stock Appreciation Right becoming subject to Internal Revenue Code section 409A.

B.    Section 6.10 shall be amended to read as follows:
“6.10 Repricing of Options. Notwithstanding any provision of this Plan other than Section 5.3, the Company may not reprice, replace or regrant an outstanding Option either in connection with the cancellation of such Option or by amending an Award Agreement to lower the exercise price of such Option. This prohibition includes the inability to cancel an Option at a time when its exercise price is equal to or greater than the fair market value of the underlying Shares in exchange for cash, another Award or other consideration.”

C.    A new Section 8.10, which reads as follows, shall be added:
“8.10 Repricing of Stock Appreciation Rights. Notwithstanding any provision of this Plan other than Section 5.3, the Company may not reprice, replace or regrant an outstanding Stock Appreciation Right either in connection with the cancellation of such Stock Appreciation Right or by amending an Award Agreement to lower the exercise price of such Stock Appreciation Right. This prohibition includes the inability to cancel a Stock Appreciation Right at a time when its exercise price is equal to or greater than the fair market value of the underlying Shares in exchange for cash, another Award or other consideration.”

APPENDIX B

COMMERCE BANCSHARES, INC.
EXECUTIVE INCENTIVE COMPENSATION PLAN
AMENDMENT AND RESTATEMENT AS OF JANUARY 1, 2009

1.	Purpose

The policy of Commerce Bancshares, Inc. (“Commerce”) is to compensate its officers based on performance. The purpose of this Executive Incentive Compensation Plan (“Plan”) is to provide incentive compensation awards to those individuals whose management efforts reflect a desire to meet commonly agreed upon objectives or to those who by their superior performance directly contribute to the profitability of Commerce and to encourage the retention of outstanding contributors.
This Plan is intended to comply with Section 162(m) of the Internal Revenue Code (the “Code”) so that awards made under the Plan to individuals who are covered employees within the meaning of Code Section 162(m)(3) (“Covered Employees”) will qualify as performance-based compensation within the meaning of Code Section 162(m) and the regulations thereunder (“Performance-Based Compensation”).

2.	Administration

The Plan shall be administered by the Compensation and Benefits Committee (“Committee”) of the Board of Directors (“Board”) of Commerce, which shall consist solely of two or more directors who are “non-employee directors” under Rule 16b-3(b)(3) promulgated under the Securities Exchange Act of 1934, as amended, or any successor provision thereto, and “outside directors” within the meaning of Treasury Regulation Section 1.162-27(e)(3)(i). The Committee shall have authority in its sole discretion to interpret the Plan, establish rules and procedures thereunder, and make all determinations, including the determination of incentive compensation awards eligible to be deferred under the Plan. All determinations made by the Committee shall be final and binding.
Notwithstanding the foregoing, the Retirement Committee shall administer the “Deferral Options” set forth in section 6 of this Plan in accordance with the terms of such section. The co-chairpersons of the “Retirement Committee” shall be the Company's Controller and Retirement Committee. The co-chairpersons shall appoint and remove the other members of the Retirement Committee. The Retirement Committee shall consist of a minimum of three members. The Retirement Committee shall act by a majority of its members at the time in office, but such action may be taken by a vote at a meeting or in writing (including e-mail) without a meeting. The members of the Retirement Committee shall receive no compensation for their services as such. Notwithstanding the foregoing, the Retirement Committee may choose to delegate its administrative functions hereunder. Decisions of the Retirement Committee may be reflected in the terms of administrative forms provided to participants.

3.	Eligible participants

All chief executive officers, Chairman of the Board, Presidents, and Vice Presidents of Commerce or any of its affiliated banks or subsidiary companies shall be eligible to participate in the Plan, together with such other officers of Commerce and its affiliated banks and subsidiary companies as the Committee shall determine. Directors who are not officers or employees of Commerce, an affiliated bank, or a subsidiary company, are not eligible to participate in the Plan.

4.	Determination of award

The Board of Commerce in its sole discretion shall approve the amount of the aggregate incentive compensation awards to be granted based on the recommendation of the Committee. Individual incentive compensation awards shall be granted in the following manner:

a.
With respect to Covered Employees, individual incentive compensation awards shall qualify as Performance-Based Compensation. In so qualifying awards, the Committee, in its sole discretion, may set restrictions based upon the achievement of objective performance goals within the meaning of Code Section 162(m) and the regulations thereunder (“Performance Goals”). Each award to a Covered Employee shall meet the following requirements:

(i)
Performance Goals for the award shall be established by the Committee based on one or more of the following criteria: revenue, earnings, earnings per share, pre-tax earnings and net profits, stock price, market share, costs, return on equity, efficiency ratio (non-interest expense, divided by total revenue) asset management, asset quality, asset growth and budget achievement. Performance Goals need not be the same with respect to all Covered Employees and may be established separately for Commerce as a whole or for its various groups, divisions, subsidiaries and affiliates.

(ii)	Each Performance Goal shall be specifically defined in advance by the Committee and may include or exclude specified items of an unusual, non-recurring or extraordinary nature.

(iii)	Each Performance Goal must be sufficiently objective that a third party having knowledge of the relevant facts could determine whether the Performance Goal has been met.

(iv)
Different awards may be set by the Committee based on achievement of certain Performance Goals or specified levels of achieving the Performance Goals. However, no award shall be paid to any Covered Employee if the applicable minimum Performance Goal(s) are not achieved.

(v)
Performance Goals shall be set by the Committee before the end of the period that constitutes the earlier of the first ninety (90) days of, or the first twenty-five percent (25%) of the period of service to which the Performance Goal relates, provided that the outcome is substantially uncertain at the time the Committee actually establishes the Performance Goal.

(vi)
The Committee shall have no discretion to increase the amount of compensation that otherwise would be due upon attainment of a Performance Goal, although the Committee may have discretion to deny an award or to adjust downward the compensation payable pursuant to an award, as, in the Committee's sole judgment, is prudent based upon the Committee's assessment of the Covered Employee's performance and Commerce's performance during the Fiscal Year.

(vii)
In granting awards, the Committee shall follow any additional procedures determined by it in its sole discretion from time to time to be necessary, advisable or appropriate to ensure qualification of the awards as Performance-Based Compensation.

b.
With respect to individuals who are not Covered Employees, individual incentive compensation awards shall be determined with reference to performance during the preceding year. The incentive compensation awards to be made to the Chairman of the Board or the President (if such persons are not Covered Employees) shall be determined by the Committee. All other awards to be made under this Plan may be determined by the Committee, or should the Committee so direct, by a committee consisting of the Chief Executive Officer, a Vice-Chairman designated by the Chief Executive Officer, and the chief human resource officer.

5.	Payment of incentive award

Incentive compensation awards are generally determined and made on or before the date of the annual meeting of the shareholders of Commerce. The normal method of payment will be in the form of cash and awards will be paid as soon as practicable after the awards are determined, provided, that the recipient of an award shall not have elected to defer receipt of the incentive compensation award as hereinafter provided. Notwithstanding the foregoing, except for amounts deferred in accordance with Section 6, incentive compensation awards will be paid no later than the date 2 ½ months following the end of the calendar year during which the performance period for the incentive compensation award ends.
Notwithstanding the foregoing, no incentive compensation award shall be paid to a Covered Employee before the Committee certifies that such Covered Employee met the requirements of the applicable Performance Goal and satisfied any other material terms applicable to the incentive compensation award.
The maximum bonus that may be paid to any employee pursuant to the Plan for any calendar year shall not exceed $1,500,000.

6.	Deferral options

a.
Eligible employees who are members of a select group of management or highly compensated employees, as selected by the Retirement Committee, in its discretion, may elect to defer all or a portion of an incentive compensation award until the earlier to occur of the eligible employee's Disability or Separation from Service. Anyone who has made a deferral shall be referred to as a “participant” until such individual has received payment of all of his or her accounts under this Plan. A deferral must be expressed either as “all” or as a specified dollar amount. Any incentive compensation award above the specified amount will be paid in cash, and if the award is less than the amount deferred, the total award will be deferred. The granting of an incentive compensation award is discretionary and neither delivery of deferral election materials nor an election to defer shall affect entitlement to such an award. All deferral elections made under the Plan are irrevocable. It is intended that this arrangement qualify as, and shall be administered to qualify as being unfunded and being primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

b.
In order to ensure that elections to defer incentive compensation awards are effective under applicable tax laws, all persons eligible to participate in this Plan will be given the opportunity to defer payment of all or a portion of an incentive compensation award. An election to defer must be made in a written form satisfactory to Commerce and must be received by the Commerce Retirement Committee on or before the last business day of the year preceding the year for which performance is measured to determine the granting of an incentive compensation award. Notwithstanding the foregoing, in the case of any incentive compensation award that qualifies as being “performance based” within the meaning of 409A and that is attributable to a performance period that is at least 12 months in duration and is based on performance criteria established no later than the date 90 days after the commencement of the performance period (a “Performance Award”), the Retirement Committee may permit an election with regard to a Performance Award to be received by the Committee no later than 6 months prior to the expiration of such performance period (no later than June 30th for a performance period ending December 31), provided that the employee was employed by Commerce continuously from the date the performance criteria was established through the date of the election and that the payment of the Performance Award is not substantially certain or readily ascertainable at the time the election is received by the Retirement Committee. An election to defer any incentive compensation awards (including any Performance Award) shall become irrevocable as of the deadline for making such election.

c.
An eligible employee in electing a deferred payment shall also elect the accounts, from among the accounts that Commerce makes available to the participating employee, to which the relevant portion of the award deferral will be credited. Credits to available accounts for deferral of an incentive compensation award shall be determined from time to time based upon hypothetical measuring investments (the “Measuring Investments”) for each account; one of which shall consist of a Company Stock Account and there shall be such other accounts determined from time to time by the Retirement Committee in its discretion. Such accounts are bookkeeping accounts only and are maintained for the sole purpose of determining the amount payable by Commerce to the eligible employee based upon the hypothetical performance of the Measuring Investments for each such account, determined as if the account had assets invested in the Measuring Investments of such account. No assets shall be segregated for the benefit of an eligible employee and the bookkeeping account shall not represent assets set aside for the benefit of an eligible employee.

With the exception of the Commerce Stock Account, a participant may elect to transfer credits between accounts, and the amount credited to all such accounts shall be determined from time to time, all pursuant to non-discriminatory rules, procedures and deadlines set by the Commerce Retirement Committee, which rules, procedures, and deadlines may be amended from time to time in such committee's discretion (the “Administrative Rules”). Except as set forth in the following paragraph, however, a participant may elect to transfer credits into the Commerce Stock Account, but not out of the Commerce Stock Account. Any election to transfer a credit to the Commerce Stock Account or among the other accounts (a “Transfer Election”) must be received by the Commerce Retirement Committee by the date set by the Commerce Retirement Committee and must be in a written form satisfactory to such committee, in each case pursuant to the Administrative Rules. Any transfer to the Commerce Stock Account shall be based upon the last sale price of Commerce Stock as reported by the National Association of Security Dealers National Market System on the trading day determined in accordance with the Administrative Rules. The credit transferred from any other account shall be based upon the amount credited to such account as of the date determined in accordance with the Administrative Rules.
Notwithstanding the above, an eligible employee may make a one-time election to remove any or all amounts out of the Commerce Stock Account (a “Diversification Election”) as of February 17, 2000. Such Diversification Election must be made at the time and in the manner determined pursuant to the Administrative Rules. Any transfer from the Commerce Stock Account shall be based upon the last sale price of Commerce Stock as reported by the National Association of Security Dealers National Market System on the trading day determined in accordance with the Administrative Rules. The amount transferred from the Commerce Stock Account pursuant to the Diversification Election shall be based upon the number of units credited to such account as of the date determined in accordance with the Administrative Rules.

d.
The accounts made available for the deferral of incentive compensation awards are bookkeeping accounts. The amount credited to each account, including any hypothetical earnings, gains or losses, will be determined in accordance with the Administrative Rules, based on the investment performance of the Measuring Investments for such Account. The timing and manner of making credits or debits to each account shall be determined in accordance with the Administrative Rules.

e.
Commerce shall provide periodically to each participant (but not less frequently than once per calendar year) a statement setting forth the balance to the credit of such participant in each of the accounts.

f.	Amounts deferred under the provisions of this Plan will be disbursed to participants in accordance with the following:

(1)
The default time of payment of all accounts shall be during the calendar year following the calendar year in which a participant experiences the earlier of a Separation from Service or Disability. However, a Participant may elect in accordance with this Section to instead commence payment during the ninety (90) days following the earlier Separation from Service or Disability. In addition, if the sum of a Participant's accounts under the Plan and the present value of such participant's accrued benefit under the Commerce Executive Retirement Plan together are greater than $1,000,000 as of December 31, 2007, such participant has the additional alternative to elect in accordance with this Section to commence payment during the earlier of ninety (90) days following death or during the calendar year specified in the election that is 2010 or later.

The default form of payment will be in a single lump sum. However, a participant may elect in accordance with this Section that payment shall be made in installments over a period elected by the participant that is not less than 1 or more than 10 years or a participant may elect to receive a specified percentage of the amount in a single lump sum with the remainder of the amount paid in installments over a period elected by the participant that is not less than 1 or more than 10 years. Each installment payment will be made in an amount, less applicable withholding taxes, determined by multiplying the balance in the accounts by a fraction, the numerator of which is 1 and the denominator of which is a number equal to the remaining unpaid annual installments (including the installment being calculated).
For purposes of application of Code Section 409A to this provision, installments shall be treated as a single payment.
A participant's payment election, from among the alternatives permitted by the Plan, must be received by the Retirement Committee no later than the date the participant's first election to defer incentive compensation awards becomes irrevocable. If a payment election is not timely received by the Retirement Committee, payment shall be made in the default form and time of payment as if no election has been made. The payment election shall become irrevocable as of the deadline for making such election.
Notwithstanding any provision herein to the contrary, pursuant to IRS Notice 2005-1, IRS Notice 2006-79, IRS Notice 2007-86, and Treasury Regulations Section 1.409A-2(b)(2)(iv) under Code Section 409A, form and time of payment elections (from among the alternatives permitted by the Plan) by participants shall be permitted without violating the subsequent deferral and anti-acceleration rules of 409A. Accordingly, each participant who has not received and does not receive all of his or her payments under this Plan before January 1, 2009, may elect to change the form and time of payment under this Plan, if such election is received by the Retirement Committee on or before December 31, 2008. An election made on or after January

1, 2006 and on or before December 31, 2006 may change the form and time of payment only with respect to amounts that otherwise would not be payable in 2006, and may not cause an amount to be paid in 2006 that otherwise would not be payable in 2006. An election made on or after January 1, 2007 and on or before December 31, 2007 may change the form and time of payment only with respect to amounts that otherwise would not be payable in 2007, and may not cause an amount to be paid in 2007 that otherwise would not be payable in 2007. With respect to an election made on or after January 1, 2008 and on or before December 31, 2008, to change the form or time of payment, the election may apply only to amounts that otherwise would not be payable in 2008, and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008. If a form and time of payment election has not been timely received by the Retirement Committee or its predecessor on or before December 31, 2008, payment shall be made in the default form and time of payment. All elections under this Section must be made on a written form approved by the Retirement Committee. The most recent election form received by the Retirement Committee on or before December 31,2008 shall become irrevocable on December 31, 2008.
The dates as of which the amount credited to any participant's accounts is to be determined, and the amount of the accounts, in both cases for purposes determining any payment, shall be determined by the Retirement Committee in its discretion.

(2)
If a participant dies after the commencement of payments from such participant's accounts other than the Commerce Stock Account, the designated beneficiary shall receive the remaining installments over the elected installment period.

(3)
With respect to a participant's Commerce Stock Account, distribution shall be made by transferring to such participant a number of shares of Commerce stock, and cash for any fractional shares, equal to the portion of the units credited to the participant's Commerce Stock Account being distributed. All other distributions shall be in cash. The participant must make arrangements satisfactory to Commerce to provide for payment to Commerce of federal, state, local, and payroll withholding taxes attributable to payment of a participant's Commerce Stock Account.

(4)
Each participant shall have the right at any time to designate any person or persons as beneficiary or beneficiaries (both principal as well as contingent) to whom payment under this Plan shall be made in the event of death prior to complete distribution to the participant of the amounts due under this Plan. Any beneficiary designation may be changed by a participant by the filing of such change in writing on a form prescribed by Commerce. The filing of a new beneficiary designation form will cancel all beneficiary designations previously filed and will apply to all deferrals in the account. If a beneficiary has not been designated or if all designated beneficiaries predecease the participant, then any amounts payable to the beneficiary shall be paid to the participant's estate in one lump sum.

(5)
If there is any change in the number or class of shares of Commerce stock through the declaration of stock dividend or other extraordinary dividends or recapitalization resulting in stock splits or combinations or exchanges of such shares or in the event of similar corporate transactions, each participant's Commerce Stock Account shall be equitably adjusted to reflect any such change in the number or class of issued shares of common stock of Commerce or to reflect such similar corporate transaction.

(6)
Notwithstanding anything contained in this Plan to the contrary, if the Participant is a “specified employee” (determined in accordance with 409A) as of the date of the Participant's termination of employment (other than due to the Participant's death), then any payment, benefit or entitlement provided for in this Agreement that constitutes “deferred compensation” within the meaning of 409A and that is payable during the first six months following the date of the Participant's termination of employment shall be paid or provided to the Participant in a lump sum cash payment to be made on the earlier of (a) the

Participant's death or (b) the first business day (or within 30 days after such first business day) of the seventh calendar month immediately following the month in which the date the Participant's termination of employment occurs. Amounts that would have been paid during the delay will be adjusted for earnings and losses in the manner determined by the Retirement Committee in its discretion and shall be included in the delayed payment.

(7)
Notwithstanding anything herein to the contrary, participants whose entire interest under the Plan (including any interest under all agreements, methods, programs, or other arrangements which are treated with this Plan as being a single nonqualified deferred compensation plan pursuant to Treasury Regulation section 1.409A-1(c)(2)) at any time payment of installments is due is equal to or less than the applicable dollar amount under Code Section 402(g)(1)(B) ($16,500 for 2009), the Retirement Committee may direct that the remaining amount due be paid in a single lump sum payment.

(8)
The terms “Separation from Service”, “termination of employment” and similar terms mean the date that the Participant separates from service within the meaning of 409A. Generally, a Participant separates from service if the Participant dies, retires, or otherwise has a termination of employment with the Company, determined in accordance with the following:

(i)    Leaves of Absence. The employment relationship is treated as continuing intact while the participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed 6 months, or, if longer, so long as the participant retains a right to reemployment with Commerce under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the participant will return to perform services for Commerce. If the period of leave exceeds 6 months and the participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such 6 month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29 month period of absence shall be substituted for such 6 month period.
(ii)    Dual Status. Generally, if a participant performs services both as an employee and an independent contractor, such participant must separate from service both as an employee, and as an independent contractor pursuant to standards set forth in Treasury Regulations, to be treated as having a separation from service. However, if a participant provides services to Commerce as an employee and as a member of the Board, and if any plan in which such person participates as a Board member is not aggregated with this Plan pursuant to Treasury Regulation section 1.409A-1(c)(2)(ii), then the services provided as a director are not taken into account in determining whether the participant has a separation from service as an employee for purposes of this Plan.
(iii)    Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that Commerce and the participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the participant would perform after such date (whether as an employee or as an independent contractor except as provided in section paragraph (ii)) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor, except as provided in section paragraph (ii)) over the immediately preceding 36 month period (or the full period of services to Commerce if the participant has been providing services to Commerce less than 36 months). For periods during which a participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described above, for purposes of this paragraph (iii) the participant is treated as providing bona fide services at a level equal to the level of services that the participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this paragraph (iii) (including for purposes of determining the applicable 36 month (or shorter) period).
(iv)    Service with Related Companies. For purposes of determining whether a separation from service has occurred under the above provisions, “Commerce” shall include Commerce and all Related Companies.

(9)	The term “Related Companies” shall mean:
(i) any corporation that is a member of a controlled group of corporations (as defined in Code Section 414(b) that includes Commerce); and
(ii) any trade or business (whether or not incorporated) that is under common control (as defined in Code Section 414(c)) with Commerce. For purposes of applying Code Sections 414(b) and (c), fifty percent (50%) is substituted for the eighty percent (80%) ownership level.

(10)
A participant has a “Disability” or shall be considered “Disabled” if the participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Commerce long-term disability plan.

(11)	The term “409A” shall mean Internal Revenue Code Section 409A and the regulations and other guidance issued with respect thereto.

7.	Amendment and termination of plan

The Board of Directors may at its discretion and at any time amend the Plan in whole or in part. The Committee may terminate the Plan in its entirety at any time, and, upon such termination or such later date or dates, each participant shall: receive, in a single distribution, the shares and cash for the fractions thereof of Commerce Stock credited to the Commerce Stock Account; and shall be paid, in a single distribution or over such period of time as determined by the Committee, an amount equal to the then remaining amount credited to such participant's accounts other than the Commerce Stock Account.
Notwithstanding anything herein to the contrary, the Board may, at any time, amend the Plan to allow any acceleration or delay of payment permitted by 409A and may apply such acceleration or delay to any participant's accounts without the consent of the affected participant. The Board may, without the consent of any participant, terminate all or part of this Plan and direct that all or part of the accounts be paid during the period permitted by 409A, provided that all conditions of 409A are and will be satisfied.

8.	Miscellaneous

a.
A participant under this Plan is merely a general unsecured creditor and nothing contained in this Plan shall create a trust of any kind or a fiduciary relationship between Commerce and the participant or the participant's estate. Nothing contained herein shall be construed as conferring upon the participant the right to continued employment with Commerce or its subsidiaries or to an incentive compensation award. Except as otherwise provided by applicable law, benefits payable under this Plan may not be assigned or hypothecated, and no such benefits shall be subject to legal process or attachment for the payment of any claim of any person entitled to receive the same.

b.
The amendment of the Plan to allow a Commerce Stock deferral option shall become effective on the date the shareholders of Commerce approve the same. Subject to such approval, an employee having a deferred option may elect (but prior to June 30, 1994) to transfer his balance in the Treasury Bill account and/or the Treasury Note Account as of April 1, 1994 to the Commerce Stock Account with the number of units credited to his account determined as provided in Section 6d hereof but based on the last sale price as of the last day in March 1994 on which a trade of Commerce Stock is reported. An employee who in 1993 deferred a potential incentive compensation award with respect to performance in 1994 and elected either a Treasury Bill Account or a Treasury Note Account may elect prior to June 30, 1994 to defer such award for 1994 to the Common Stock Account.

c.
Notwithstanding any other provision herein, Commerce may establish a trust subject to the claims of the general creditors of Commerce (a “rabbi trust”) and deposit amounts into the rabbi trust. Although any payments from the rabbi trust to a participant shall discharge Commerce's obligation to the extent of payment made, this plan is unfunded and no participant shall have an interest in any rabbi trust asset.

d.
Notwithstanding any other provision of this Plan to the contrary, incentive compensation awards shall not be paid to Covered Employees unless and until the material terms under which the remuneration is to be paid, including the Performance Goals, are (1) disclosed to shareholders and (2) subsequently approved by a majority of the vote in a separate shareholder vote before the payment of such remuneration.

e.
Notwithstanding any provision in this Plan to the contrary, this Plan shall be interpreted, construed and conformed in accordance with 409A. It is intended that all compensation and benefits payable or provided under this Plan shall fully comply with the provisions of 409A so as not to subject any participant to the additional tax, interest or penalties which may be imposed under 409A. However, it is understood that 409A is ambiguous in certain respects. Commerce, the Board, the Committee and the Retirement Committee will attempt in good faith not to take any action, and will attempt in good faith to refrain from taking any action, that would result in the imposition of tax, interest and/or penalties upon any participant under 409A. To the extent Commerce, the Board, the Committee and the Retirement Committee have acted or refrained from acting in good faith as required by this Section, neither they nor any of their members, employees, contractors or agents will be responsible for any consequences of failure to comply with 409A, and no participant shall be entitled to any damages related to any such failure even though this Plan requires certain actions to be taken in conformance with 409A.

Commerce Bancshares, Inc.

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IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Central Time, on April 17, 2012, except proxies submitted for shares held in the Company's Participating Investment Plan must be received by 11:00 p.m., Central Time, on April 11, 2012.

Vote by Internet

- Go to **www.envisionreports.com/CBSH**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4, and AGAINST Proposal 5.

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1. Nominees: Class of 2015

Nominee	For	Withhold
01 - Jonathan M. Kemper	☐	☐
02 - Terry O. Meek	☐	☐
03 - Kimberly G. Walker	☐	☐

Proposal	For	Against	Abstain
2. Ratify KPMG LLP as audit and accounting firm.	☐	☐	☐
3. Approve the material terms of the performance goals of the Company's Equity Incentive Plan and Executive Incentive Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code.	☐	☐	☐
4. Say on Pay - Advisory approval of the Company's executive compensation.	☐	☐	☐
5. Shareholder proposal requesting necessary steps to cause the annual election of all directors.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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To our Shareholders:

Commerce Bancshares, Inc. encourages you to vote your shares electronically this year either by telephone or via the Internet. This will eliminate the need to return your proxy card. The Computershare Vote by Telephone and Vote by Internet systems can be accessed 24 hours a day, seven days a week until 11:00 p.m., Central Time, on April 17, 2012. However, if this proxy relates to shares held by you in the Company's Participating Investment Plan, your vote must be received by 11:00 p.m., Central Time, on April 11, 2012, to enable the trustee of the plan to vote your shares in the manner directed by you.

Additionally, you may choose to receive future Annual Meeting materials (annual report, proxy statement and proxy card) online. By choosing to receive these materials online, you help support Commerce Bancshares, Inc. in its efforts to control printing and postage costs.

If you choose the option of electronic delivery and voting online, you will receive an email before all future annual or special meetings of shareholders, notifying you of the website containing the Proxy Statement and other materials to be carefully reviewed before casting your vote. To enroll to receive future proxy materials online, please go to www.computershare.com/investor. Employee PIP (401K) shareholders who have a company email address and online access, will automatically be enrolled to receive the annual report, proxy statement and proxy card over the Internet unless they choose to opt out.

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Commerce Bancshares, Inc.

Proxy — Commerce Bancshares, Inc.

Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Jonathan M. Kemper and David W. Kemper, or either of them, as agents and proxies with full power of substitution in each, to represent the undersigned at the annual meeting of shareholders to be held on April 18, 2012 at 9:30 a.m., in the Amphitheater on level two of the Ritz-Carlton St. Louis, 100 Carondelet Plaza, Clayton, Missouri, or any adjournment or postponement thereof, on all matters coming before the meeting. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and all other matters incident to the conduct of the meeting.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Your shares cannot be voted unless you sign and return this card or you elect to vote your shares electronically by telephone or via the Internet.

IMPORTANT: PLEASE VOTE BY SIGNING YOUR PROXY AND RETURNING IT IN THE ENVELOPE PROVIDED OR TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING AS DESCRIBED ON THE REVERSE SIDE.

ANY SHAREHOLDER WHO IS RECEIVING MULTIPLE COPIES OF THE ANNUAL REPORT AND ANY OTHER MAILINGS FROM COMMERCE BANCSHARES, INC. IS ENCOURAGED TO CALL COMPUTERSHARE TRUST COMPANY, N.A., OUR TRANSFER AGENT, AT 1-800-317-4445 FOR ASSISTANCE IN CONSOLIDATING COMMON OWNERSHIP POSITIONS. REDUCING MAILINGS WILL IMPROVE THE COMPANY'S OPERATING EFFICIENCY. HEARING IMPAIRED #: TDD: 1-800-952-9245.